EXECUTION COPY	Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

THE WESTIN CHICAGO
LIMITED PARTNERSHIP,
a Delaware limited partnership

AS SELLER

AND

JER PARTNERS ACQUISITIONS III, LLC,
a Delaware limited liability company

AS PURCHASER

DATED AS OF OCTOBER 18, 2004

FOR THE

THE WESTIN MICHIGAN AVENUE
CHICAGO
Chicago, Illinois

i

LIST OF EXHIBITS

Exhibit A	Earnest Money Escrow Agreement
Exhibit B	Approved Public Announcements
Exhibit C	Seller Closing Certificate
Exhibit D	Quit Claim Deed
Exhibit E	Bill of Sale
Exhibit F	General Assignment and Assumption
Exhibit G	Assignment and Assumption of Union Contracts
Exhibit H	Assignment and Assumption of Hotel Management Agreement
Exhibit H-1	Assignment and Assumption of Parking Management Agreement
Exhibit I	Purchaser Closing Certificate
Exhibit J	Amendment to Management Agreement

LIST OF SCHEDULES

Schedule 2.1(a)	Legal Description of the Land
Schedule 2.1(e)	IT Systems
Schedule 2.1(m)	Intellectual Property
Schedule 2.2(c)	Manager Personal Property
Schedule 2.2(e)	Excluded IT Systems
Schedule 3.4	Purchase Price Allocation
Schedule 5.3(a)	Unpermitted Exceptions
Schedule 7.1(c)	Consents and Approvals; No Conflicts
Schedule 7.1(d)	Title to Personal Property
Schedule 7.1(f)	Compliance with Applicable Law
Schedule 7.1(g)	Litigation
Schedule 7.1(h)(ii)	Employment Claims
Schedule 7.1(h)(iii)	Seller Employee Plans
Schedule 7.1(i)	Taxes
Schedule 7.1(j)	Environmental Matters
Schedule 7.1(k)	Licenses and Permits
Schedule 7.1(l)	Tenant Leases
Schedule 7.1(m)	Contracts
Schedule 7.1(o)	Bookings
Schedule 7.1(p)	Insurance
Schedule 7.1(u)	Prepaid Fees and Deposits
Schedule 7.1(v)	Trade Associations
Schedule 7.1(w)	Financial Information
Schedule 8.2	Certain Proposed Transactions
Schedule 8.2(a)	Reports
Schedule 8.15	2004 Capital Work
Schedule 11.2(n)	Management Fees
Schedule 12.1	IT Systems Leased or Licensed by Seller

v

PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 18th day of October, 2004, by and between THE WESTIN CHICAGO LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”), and JER PARTNERS ACQUISITIONS III, LLC, a Delaware limited liability company (“Purchaser”). (Seller and Purchaser are sometimes referred to herein individually as a “Party”, and collectively as the “Parties”).

     WHEREAS, Seller is the owner of the hotel facility located at 909 N. Michigan Avenue, Chicago, Illinois, and commonly known as THE WESTIN MICHIGAN AVENUE CHICAGO (the “Hotel”), as more specifically described in this Agreement.

     WHEREAS, Seller desires to sell the Hotel to Purchaser, and Purchaser desires to purchase the Hotel from Seller, on the terms set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

     Section 1.1. Definitions. In addition to the terms defined above in the introduction and recitals to this Agreement, the following terms when used in this Agreement shall have the meanings set forth in this Section 1.1.

     “2004 Capital Work” has the meaning set forth in Section 8.15(a).

     “2004 Capital Work Budget” shall mean the budget established by Seller for the 2004 Capital Work.

     “2005 Capital Work” has the meaning set forth in Section 8.15(a).

     “2005 Capital Work Budget” has the meaning set forth in Section 8.15(a).

     “Access Agreement” means that certain Due Diligence and Access Agreement dated August 16, 2004, by and between Seller and Purchaser.

     “Accounts Receivable” means all amounts which Seller has earned and is entitled to receive from the Business which are not paid as of the Closing, including charges for the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by, for or on behalf of Seller at the Hotel, but expressly excluding all (i) credit card charges, checks and other instruments which Seller has submitted for payment as of the Closing, and (ii) items of income otherwise prorated for the benefit of Seller pursuant to Section 11.2.

     “Accrued Benefits” means those items set forth in clauses (ii), (iii) and (iv) of the definition of Compensation.

     “Acquisition Proposal” has the meaning set forth in Section 8.11(a).

     “Adverse Proceeding” has the meaning set forth in Section 9.1(a)(i).

     “Affiliate” means, with respect to the Person in question, any other Person that, directly or indirectly, (i) owns or controls fifty percent (50%) or more of the outstanding voting and/or equity interests of such Person, or (ii) controls, is controlled by or is under common control with, the Person in question. For the purposes of this definition, the term “control” and its derivations means having the power, directly or indirectly, to direct the management, policies or general conduct of business of the Person in question, whether by the ownership of voting securities, contract or otherwise. It is expressly acknowledged that for the purposes of this Agreement Chicago Grill on the Alley, LLC shall not be deemed an Affiliate of Seller, Starwood, Manager, Hotel GP, WHLP or their Affiliates.

     “Aging Receivables” has the meaning set forth in Section 11.3(b).

     “Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other present and future Applicable Laws addressing or in any way relating to terrorist acts and acts of war.

     “Applicable Capital Budget” means the 2004 Capital Work Budget or the 2005 Capital Work Budget, as the context requires.

     “Applicable Capital Work” means the 2004 Capital Work or the 2005 Capital Work, as the context requires.

     “Applicable Law” means (i) all statutes, laws, common law, administrative decisions, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, stock exchange, board of fire underwriters and similar quasi-governmental authority, and (ii) any judgment, injunction, order or other similar requirement of any court or other adjudicatory authority, in effect at the time in question and in each case to the extent the Person or property in question is subject to the same.

     “Bookings” has the meaning set forth in Section 2.1(q).

     “Books and Records” has the meaning set forth in Section 2.1(n).

     “Break-Up Fee” has the meaning set forth in Section 13.3(a).

     “Broker” shall mean Jones Lang LaSalle Americas, Inc., a Maryland corporation.

     “Business” shall mean the lodging business and all activities related thereto conducted at the Hotel, including (i) the rental of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, (ii) the operation of any restaurant, bar or banquet services, together with all other goods and services provided at the Hotel, (iii) the rental of any commercial or retail space to tenants at the Hotel, (iv) the maintenance and repair of the Real Property and tangible Personal Property, (v) the employment of the Employees, and (vi) the payment of Taxes.

     “Business Day” means any day other than a Saturday, Sunday or federal legal holiday.

     “Casualty” has the meaning set forth in Section 14.1.

     “CDR” has the meaning set forth in Section 8.16(a).

     “CDR Notice” has the meaning set forth in Section 8.16(a).

     “Closing” has the meaning set forth in Section 10.1.

     “Closing Date” has the meaning set forth in Section 10.1.

     “Closing Escrow” has the meaning set forth in Section 10.2.

     “Closing Escrow Agreement” has the meaning set forth in Section 10.2.

     “Closing Statement” has the meaning set forth in Section 11.1.

     “Closing Tax Year” means the Tax Year in which the Closing Date occurs.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

     “Compensation” means, with respect to any Employee, all salary and wages which such Employee is entitled to receive at the time in question, together with all employment taxes with respect thereto, including any withholding and employer contributions required under Applicable Law, but expressly excluding all other compensation accrued or payable to such Employee, including any (i) bonus and incentive compensation; (ii) accrued vacation days, sick days and personal days; and (iv) any health, welfare and other benefits provided to such Employee under any Seller Employee Plans, and employer contributions to, and amounts paid or accrued under, any Seller Employee Plans for the benefit of such Employee.

     “Competing Proposal” has the meaning set forth in Section 8.11(b).

     “Condemnation” has the meaning set forth in Section 14.2.

     “Confidential Information” has the meaning set forth in Section 8.1(a).

     “Confidentiality Agreement” means that certain Confidentiality and Access Agreement dated June 25, 2004, and executed by Purchaser on June 30, 2004.

     “Consent Solicitation” has the meaning set forth in Section 8.10.

     “Contracts” means, collectively, the Equipment Leases and Operating Agreements.

     “Current Accounts Receivable” has the meaning set forth in Section 11.3(b).

     “Cut-Off Time” has the meaning set forth in Section 11.2.

     “Deposit” has the meaning set forth in Section 3.2(a).

     “Earnest Money” means, at the time in question, the amounts then deposited with Escrow Agent in respect of the Deposit, together with all interest and any other amounts earned thereon.

     “Earnest Money Escrow Agreement” has the meaning set forth in Section 3.2(a).

     “Employees” means all persons employed by Seller, Starwood, Manager or any of their Affiliates in a full-time or part-time capacity at the Hotel at the time in question, including Non-Union Employees, Union Employees, employees on workers’ compensation, military leave, special military leave, maternity leave, leave under the Family and Medical Leave Act of 1993, union leave, sick leave, short-term or long-term disability, or layoff with recall rights, and employees on other approved leaves of absence with a legal or contractual right to reinstatement.

     “Employer” means the employer of the Employees.

     “Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Governmental Authority or other Person arising from or in connection with the (i) presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Substances over, on, in, under or from the Property, or (ii) violation of any Environmental Laws with respect to the Property.

     “Environmental Laws” means any Applicable Laws which regulate the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation, or an actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including (i) the Comprehensive Environmental Response, Compensation and Liability Act, (ii) the Resource Conservation and Recovery Act, (iii) the Federal Water Pollution Control Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, and (vii) the Hazardous Materials Transportation Act, and similar state and local laws, as amended as of the time in question.

     “Environmental Liabilities” means all liabilities and obligations under any Environmental Laws arising from or in connection with the Property, including any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential spill, leak, emission, discharge or release of any Hazardous Substances, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.

     “Environmental Reports” has the meaning set forth in Section 7.1(j).

     “Equipment Leases” has the meaning set forth in Section 2.1(i).

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations, promulgated thereunder.

     “Escrow Agent” means Chicago Title and Trust Company, through its offices at 171 North Clark Street, Chicago, Illinois 60601.

     “Exchange Act” has the meaning set forth in Section 8.10.

     “Excluded IT Systems” has the meaning set forth in Section 2.2(e).

     “Excluded Property” has the meaning set forth in Section 2.2.

     “Existing Applicable Capital Work Contracts” has the meaning set forth in Section 8.15(b)(ii).

     “F&B” has the meaning set forth in Section 2.1(f).

     “FF&E” has the meaning set forth in Section 2.1(c).

     “FF&E Reserve Account” means that certain reserve account more particularly described in that certain Chicago FF&E Escrow Agreement dated June 2, 1994, by and among Seller, Teachers Retirement System of Texas, and American National Bank and Trust Company of Chicago.

     “FF&E Reserve Account Agreement” means the Chicago FF&E Escrow Agreement dated June 2, 1994, by and among Seller, Teachers Retirement System of Texas, and American National Bank and Trust Company of Chicago.

     “General Partner” means the general partner of WHLP.

     “Governmental Authority” means any federal, state or local government or other political subdivision thereof, including any Person exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

     “GP Recommendation” has the meaning set forth in Section 8.10.

     “Guest Ledger” means all charges accrued to the open accounts of any guests or customers at the Hotel as of the Cut-Off Time for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by, for or on behalf of Seller at the Hotel.

     “Hazardous Substances” means any hazardous or toxic substances, materials or waste, whether in solid, semisolid, liquid or gaseous form, including asbestos, petroleum or petroleum by-products and polychlorinated biphenyls.

     “Hotel” has the meaning set forth in the Recitals.

     “Hotel GP” means 909 North Michigan Avenue Corporation, a Delaware corporation, in its capacity as sole general partner of Seller.

     “IDR” has the meaning set forth in Section 8.16(a).

     “IDR Notice” has the meaning set forth in Section 8.16(a).

     “Illinois Act” has the meaning set forth in Section 8.16(a).

     “Improvements” has the meaning set forth in Section 2.1(b).

     “Indemnification Cap” has the meaning set forth in Section 15.4(b).

     “Indemnification Claim” has the meaning set forth in Section 15.5(a).

     “Indemnification Deductible” has the meaning set forth in Section 15.4(b).

     “Indemnification Loss” means, with respect to any Indemnitee, any actual (and not contingent) liability, damage (but expressly excluding any consequential damages, punitive damages and lost profits), loss, cost or expense, including reasonable attorneys fees and expenses and court costs, incurred by such Indemnitee as a result of the act, omission or occurrence in question.

     “Indemnitee” has the meaning set forth in Section 15.5(a).

     “Indemnitor” has the meaning set forth in Section 15.5(a).

     “Inspections” has the meaning set forth in Section 8.14(a).

     “Intellectual Property” has the meaning set forth in Section 2.1(m).

     “IT Systems” has the meaning set forth in Section 2.1(e).

     “Knowledge” means (i) with respect to Seller, the actual knowledge of Mr. Thomas Smith, Mr. Alan Schnaid, Ms. Laura Benner, or Mr. Michael Feigenbaum without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent, representative or attorney of Seller or any of its Affiliates, and (ii) with respect to Purchaser, (A) the actual knowledge of Mr. Gerald Best, Mr. Alex Gilbert, Thomas Burdi or Bert van Steenbergen, without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent, representative or attorney of Purchaser or any of its Affiliates, (B) any matter disclosed in any exhibits or schedules to this Agreement, (C) any matter disclosed in any Seller Due Diligence Materials or any other documents or materials provided by Seller or any of its Affiliates, agents, attorneys, consultants or representatives to Purchaser or any of its Affiliates, agents, attorneys, consultants or representatives prior to Closing, and (D) any matter disclosed by the Inspections or in the Purchaser Due Diligence Reports. For the purposes of this definition, the term “actual knowledge” means, with respect to any person, the conscious awareness of such person at the time in question, and expressly excludes any constructive or implied knowledge of such person.

     “Land” has the meaning set forth in Section 2.1(a).

     “Letter of Credit” has the meaning set forth in Section 3.2(e).

     “Liability” means any liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen.

     “Licenses and Permits” has the meaning set forth in Section 2.1(l).

     “Limited Partners” means the limited partners of WHLP.

     “Limited Partners Approval” has the meaning set forth in Section 4.1.

     “LP Adverse Proceeding” has the meaning set forth in Section 9.1(a)(i).

     “Management Agreement” has the meaning set forth in Section 2.1(s).

     “Manager” means 909 North Michigan Avenue Corporation, a Delaware corporation, in its capacity as manager under the Management Agreement.

     “Material Casualty” has the meaning set forth in Section 14.1(a).

     “Material Condemnation” has the meaning set forth in Section 14.2(a).

     “Material Contract” means any Contract requiring in any one calendar year, after the Closing but during the term of such Contract, aggregate payments in excess of Fifty Thousand Dollars ($50,000).

     “Mutual Closing Conditions” has the meaning set forth in Section 9.1(a).

     “National/Regional Operating Agreements” has the meaning set forth in Section 2.2(d).

     “New Survey Defect” has the meaning set forth in Section 5.3(b).

     “New Title Exception” has the meaning set forth in Section 5.3(b).

     “New Title and Survey Election Notice” has the meaning set forth in Section 5.3(b).

     “New Title and Survey Objection Notice” has the meaning set forth in Section 5.3(b).

     “New Title and Survey Response Notice” has the meaning set forth in Section 5.3(b).

     “New Transaction Agreement” has the meaning set forth in Section 13.3(a).

     “Non-Union Employees” means those Employees that are not Union Employees.

     “Notice” has the meaning set forth in Section 16.1(a).

     “Operating Agreements” has the meaning set forth in Section 2.1(j).

     “Ordinance” has the meaning set forth in Section 8.16(a).

     “Ordinary Course of Business” means the ordinary course of business consistent with Seller’s past custom and practice for the Business, taking into account the facts and circumstances in existence from time to time.

     “Out-of-Pocket Expenses” has the meaning set forth in Section 13.3(b).

     “Parking Management Agreement” means that certain Management Agreement by and between Seller and System Parking, Inc., an Illinois corporation, as the same may be amended from time to time.

     “Permitted Exceptions” has the meaning set forth in Section 5.3(a).

     “Person” means any natural person, corporation, general or limited partnership, limited liability company, association, joint venture, trust, estate, Governmental Authority or other legal entity, in each case whether in its own or a representative capacity.

     “Personal Property” means the Property other than the Real Property.

     “Plan” means an “employee benefit plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code.

     “Plans and Specifications” has the meaning set forth in Section 2.1(o).

     “Post-Execution Disclosure” has the meaning set forth in Section 16.13.

     “Pre-Closing Access” has the meaning set forth in Section 8.14(d).

     “Prime Rate” means the rate of interest published in the Wall Street Journal from time to time as the prime rate of interest, changing simultaneously and automatically with each announced change in said rate. In the event the Wall Street Journal ceases to publish a prime rate of interest, the Prime Rate shall be determined by Seller by reference to such other publication as Seller shall reasonably select.

     “Property” has the meaning set forth in Section 2.1.

     “Prorations” has the meaning set forth in Section 11.2.

     “Purchase Price” has the meaning set forth in Section 3.1.

     “Purchaser Closing Condition Failure” has the meaning set forth in Section 13.4.

     “Purchaser Closing Conditions” has the meaning set forth in Section 9.2.

     “Purchaser Closing Deliveries” has the meaning set forth in Section 10.3(b).

     “Purchaser Default” means a material breach or default by Purchaser in any of its representations, warranties, covenants or obligations under this Agreement to the extent such breach or default is not caused by a Seller Default and (except for a breach or default under Sections 3.2(a), 3.3, or 16.4, or a failure to make any material delivery set forth in Section 10.3(b) required to be made by Purchaser at Closing, which (in each case) shall have no cure period) which breach or default is not cured within ten (10) Business Days after Purchaser’s receipt of written notice of such breach or default from Seller.

     “Purchaser Documents” has the meaning set forth in Section 7.2(b).

     “Purchaser Due Diligence Reports” has the meaning set forth in Section 8.14(c).

     “Purchaser Indemnitees” means Purchaser and its Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing.

     “Purchaser’s Inspectors” has the meaning set forth in the Section 8.14(a).

     “Real Property” has the meaning set forth in Section 2.1(b).

     “Required Removal Exceptions” means (i) any mortgages, deeds of trust or other security instruments for any financing (other than those caused by Purchaser or any of its Affiliates), (ii) Taxes which would be delinquent if unpaid at Closing, (iii) any exception to title which Seller or any Affiliate of Seller willfully creates following the date of the Title Commitment with the intention and the purpose of not consummating the transaction described in this Agreement and (iv) any other Unpermitted Exceptions which may be removed by payment of an ascertainable and liquidated amount which in the aggregate does not exceed $500,000.00.

     “Response Period” has the meaning set forth in Section 8.11(c).

     “Retail Merchandise” has the meaning set forth in Section 2.1(g).

     “Retailer’s Act” has the meaning set forth in Section 8.16(a).

     “SAP Notice” has the meaning set forth in Section 8.11(c).

     “Scheduled Closing Date” means the date on which the Closing is scheduled to occur as the same may be postponed pursuant to the terms of this Agreement.

     “SEC” has the meaning set forth in Section 8.10.

     “Seller Approval” has the meaning set forth in Section 4.1.

     “Seller Approval Date” has the meaning set forth in Section 4.1.

     “Seller Approval Notice” has the meaning set forth in Section 4.1.

     “Seller Closing Conditions” has the meaning set forth in Section 9.3(a).

     “Seller Closing Deliveries” has the meaning set forth in Section 10.3(a).

     “Seller Cure Period” has the meaning set forth in Section 13.4.

     “Seller Default” means a material breach or default by Seller in any of its representations, warranties, covenants or obligations under this Agreement, to the extent such breach or default is not caused by a Purchaser Default and (except for a failure to make any material delivery set forth in Section 10.3(a) required to be made by Seller at Closing) which breach or default is not cured within ten (10) Business Days after Seller’s receipt of written notice of such default from Purchaser.

     “Seller Documents” has the meaning set forth in Section 7.1(b).

     “Seller Due Diligence Materials” has the meaning set forth in Section 8.14(b)(i).

     “Seller Employee Plans” means all Plans and all severance, change in control or employment plans, programs or agreements, and vacation, incentive, bonus, stock option, stock purchase and restricted stock plans, programs or policies that are entered into, maintained, administered or directly or indirectly contributed to, as the case may be, by Employer and covers any Employee and/or spouse, dependents or other qualified beneficiaries.

     “Seller Indemnitees” means Seller, Starwood, Manager, Employer, Hotel GP, WHLP, General Partner and their respective Affiliates, and each of their respective shareholders, members, partners, trustees, beneficiaries, directors, officers and employees, and the successors, permitted assigns, legal representatives, heirs and devisees of each of the foregoing.

     “Seller Parties” means Seller, Starwood, Manager, Employer, Hotel GP, General Partner and their respective Affiliates, and each of their respective directors, trustees, officers and employees.

     “Seller’s Possession” means in the physical possession of any officer or employee of Seller or WHLP or any of their respective Affiliates who has primary responsibility for the Business; provided, however, that any reference in this Agreement to Seller’s Possession of any documents or materials expressly excludes the possession of any such documents or materials that (i) are legally privileged or constitute attorney work product, (ii) are subject to a confidentiality agreement with Persons other than Starwood Entities prohibiting their disclosure, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by, for or on behalf of any officer or employee of any Starwood Entity and not delivered to any third party (other than a third party which is bound by a confidentiality agreement or other confidentiality obligation).

     “Starwood” means Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation.

     “Starwood Entity” means Starwood, Seller or any of their respective Affiliates.

     “Starwood Proprietary Marks” has the meaning set forth in Section 2.2(b).

     “Subsequent Taxable Periods” has the meaning set forth in Section 8.6(a).

     “Superior Acquisition Proposal” has the meaning set forth in Section 8.11(c).

     “Supplies” has the meaning set forth in Section 2.1(d).

     “Survey” has the meaning set forth in Section 5.2.

     “Survey Defects” has the meaning set forth in Section 5.3(a).

     “Survival Period” has the meaning set forth in Section 15.1(c).

     “Tax Reserve Account” means that certain tax reserve account more particularly described in that certain Tax Escrow Agreement dated July 31, 1996, by and among Seller, Teachers Retirement System of Texas, and American National Bank and Trust Company of Chicago.

     “Tax Year” shall mean the year period commencing on January 1 of each calendar year and ending on December 31 of each calendar year.

     “Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on Seller with respect to the Property or the Business, including any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transaction described in this Agreement.

     “Tenant Leases” has the meaning set forth in Section 2.1(h).

     “Third-Party Claim” means, with respect to the Person in question, any claim, demand, lawsuit, arbitration or other legal or administrative action or proceeding against the Person in question by any other Person which is not an Affiliate of the Person in question.

     “Title Commitment” has the meaning set forth in Section 5.1.

     “Title Company” means Chicago Title Insurance Company, through its offices at 171 North Clark Street, Chicago, Illinois 60601.

     “Title Exceptions” has the meaning set forth in Section 5.3(a).

     “Trade Payables” has the meaning set forth in Section 11.2(1).

     “Union Contracts” has the meaning set forth in Section 2.1(k).

     “Union Employees” means any Employees whose employment is subject to the terms of the Union Contracts.

     “Unpermitted Exceptions” has the meaning set forth in Section 5.3(a).

     “Warranties” has the meaning set forth in Section 2.1(p).

     “WHLP” means Westin Hotels Limited Partnership, a Delaware limited partnership, the sole limited partner of Seller.

     “WHLP Approval” has the meaning set forth in Section 4.1.

     “WHLP Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of WHLP, as amended.

     Section 1.2. Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

     (a) Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

     (b) All references in this Agreement to particular articles, sections, subsections or clauses (whether in upper or lower case) are references to articles, sections, subsections or clauses of this Agreement. All references in this Agreement to particular exhibits or schedules (whether in upper or lower case) are references to the exhibits and schedules attached to this Agreement, unless otherwise expressly stated or clearly apparent from the context of such reference.

     (c) The headings in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

     (d) Any reference to any agreement (including this Agreement), document, instrument, tax or tariff means such agreement, document, instrument, tax or tariff as amended or modified in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof.

     (e) The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and not solely to the provision in which such term is used.

     (f) The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation.”

     (g) The term “sole discretion” with respect to any determination to be made a Party under this Agreement shall mean the sole and absolute discretion of such Party, without regard to any standard of reasonableness or other standard by which the determination of such Party might be challenged.

     (h) Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any rules of construction requiring that ambiguities are to be resolved against the Party which drafted the Agreement or any exhibits hereto shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

ARTICLE II

THE PROPERTY AND LIABILITIES

     Section 2.1. Description of the Property. Subject to the terms set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all right, title and interest of Seller, if any, in and to the property and assets set forth in this Section 2.1, but expressly excluding the Excluded Property (collectively, the “Property”):

     (a) Land. The land described in Schedule 2.1(a), together with all appurtenant easements and any other rights and interests appurtenant thereto (the “Land”);

     (b) Improvements. All buildings, structures and improvements located on or affixed to the Land and all fixtures on the Land which constitute real property under Applicable Law (the “Improvements”; the Land and the Improvements are referred to collectively herein as the “Real Property”);

     (c) FF&E. All fixtures (other than those which constitute Improvements), furniture, furnishings, equipment, machinery, tools, vehicles, appliances, art work and other items of tangible personal property which are located at the Hotel and used in the Business, or ordered for future use at the Hotel as of the Closing, other than the Supplies, IT Systems, F&B, Retail Merchandise, Books and Records and Plans and Specifications (the “FF&E”);

     (d) Supplies. All china, glassware and silverware, linens, uniforms, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, stationery, menus, directories and other printed materials, and all other similar supplies and materials, which are located at the Hotel or ordered for future use at the Hotel as of the Closing (the “Supplies”);

     (e) IT Systems. All computer hardware, telecommunications and information technology systems located at the Hotel, and all computer software used at the Hotel (subject to the terms of the applicable license agreement and/or Manager’s and Manager’s Affiliates’ (other than Seller) rights in and to the same) as more particularly described on Schedule 2.1(e), to the extent the same are assignable or transferable (all such hardware, systems and software being referred to collectively as the “IT Systems”), but expressly excluding the Excluded IT Systems;

     (f) Food and Beverage. All food and beverages (alcoholic and non-alcoholic) which are located at the Hotel (whether opened or unopened), or ordered for future use at the Hotel as of the Closing, including all food and beverages located in the guest rooms, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under Applicable Law (the “F&B”);

     (g) Retail Merchandise. All merchandise located at the Hotel and held for sale to guests and customers of the Hotel, or ordered for future sale at the Hotel as of the Closing, including the inventory held for sale in any gift shop or newsstand operated by Seller or Manager at the Hotel, but expressly excluding the F&B (the “Retail Merchandise”);

     (h) Tenant Leases. All leases, subleases, licenses, concessions and similar agreements granting to any other Person the right to use or occupy any portion of the Real Property (other than the Management Agreement, the Parking Management Agreement and Bookings) (the “Tenant Leases”), together with all security deposits held by Seller (or Manager or any of their respective Affiliates) thereunder, to the extent such security deposits are assignable or transferable;

     (i) Equipment Leases. All leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel which are held by, for or on behalf of Seller and used in the Business, to the extent the same are assignable or transferable (the “Equipment Leases”), together with all deposits made thereunder, to the extent such deposits are assignable or transferable;

     (j) Operating Agreements. All maintenance, service and supply contracts, booking and reservation agreements, credit card service agreements, and all other similar agreements for goods or services, other than any National/Regional Operating Agreements, which are held by, for or on behalf of Seller in connection with the Business, to the extent the same are assignable or transferable (other than the Tenant Leases, Equipment Leases, Union Contracts, Licenses and Permits, Management Agreement and Parking Management Agreement) (the “Operating Agreements”), together with all deposits made or held by Seller thereunder, to the extent such deposits are assignable or transferable;

     (k) Union Contracts. The following union contracts: (i) Agreement by and between Chicago Joint Executive Board of the Hotel Employees and Restaurant Employees International Union, A.F.L.- C.I.O., as exclusive bargaining agent for Hotel Employees and Restaurant Employees Union, Local No. 1, A.F.L.- C.I.O. and Hotel, Motel, Club, Cafeteria, Restaurant Employees and Bartenders Union, Local 450, A.F.L.- C.I.O., and Seller effective September 1, 2002 through August 31, 2006; and (ii) Collective Bargaining Agreement by and between International Union of Operating Engineers of Chicago, Illinois and Vicinity Local No. 399 and Westin Michigan Avenue, Starwood Lodging Corporation effective July 1, 2003 through June 30, 2007 (the “Union Contracts”);

     (l) Licenses and Permits. All licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Authority which are held by, for or on behalf of Seller with respect to the Hotel, including the construction, use or occupancy of the Hotel or the Business, to the extent the same are assignable or transferable (the “Licenses and Permits”), together with any deposits made by Seller thereunder, to the extent such deposits are assignable or transferable;

     (m) Intellectual Property. All of the following (A) owned by Seller or (B) exclusively issued or licensed to Seller and used in connection with the operation of the Hotel to the extent transferable: (i) trademarks, trade names, service marks or other intellectual property rights, including those set forth on Schedule 2.1(m); (ii) direct telephone numbers for the Hotel and (iii) all goodwill in connection with the ownership, operation and maintenance of the Hotel, but excluding any trademark, servicemark or logo relating to the Starwood Proprietary Marks (the “Intellectual Property”);

     (n) Books and Records. All books and records located at the Hotel which relate exclusively to the Hotel or the Business, but expressly excluding all documents and other materials which (i) are legally privileged or constitute attorney work product, (ii) are subject to a confidentiality agreement with Persons other than Starwood Entities prohibiting their disclosure by any Starwood Entity, or (iii) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by, for or on behalf of any officer or employee of any Starwood Entity, including all (A) internal financial analyses, appraisals, tax returns, financial statements, (B) corporate or other entity governance records, including board minutes, (C) Employee personnel files, (D) any work papers, memoranda, analysis, correspondence and similar documents and materials prepared by or for any Starwood Entity in connection with the transaction described in this Agreement (the “Books and Records”);

     (o) Plans and Specifications. All plans and specifications, blueprints, architectural plans, engineering diagrams and similar items which relate exclusively to the Hotel, to the extent the same are assignable or transferable (the “Plans and Specifications”);

     (p) Warranties. All warranties and guaranties held by, for or on behalf of Seller with respect to any Improvements or Personal Property, to the extent the same are assignable or transferable (the “Warranties”);

     (q) Bookings. All bookings and reservations for guest, conference and banquet rooms or other facilities at the Hotel (the “Bookings”) as of the Closing, together with all deposits with respect thereto;

     (r) Accounts Receivable. All Accounts Receivable (including the Guest Ledger but excluding Aging Receivables) as set forth in Section 11.3(b);

     (s) Management Agreement. That certain Amended and Restated Management Agreement, dated August 21, 1986, by and among Seller, Hotel GP and WHLP, collectively as owner, and Westin Hotel Company, predecessor in interest to Manager, as amended by that certain First Amendment to Amended and Restated Management Agreement dated as of June 2, 1994, as further amended by that certain Second Amendment to Amended and Restated Management Agreement dated as of September 1, 1999, as further amended by that certain Third Amendment to Amended and Restated Management Agreement dated as of February 27, 2002, and as assigned to Manager pursuant to that certain Assignment and Assumption of Agreements dated as of December 31, 1997 (as so amended and assigned and as may be further amended from time to time, the “Management Agreement”), which shall be assumed by Purchaser at Closing; and

     (t) Parking Management Agreement. The Parking Management Agreement, which shall be assumed by Purchaser at Closing.

     For purposes of this Section 2.1, the IT Systems, security deposits under the Tenant Leases, the Equipment Leases and deposits thereunder, the Operating Agreements and deposits thereunder, the Warranties, the Plans and Specifications, and the Licenses and Permits which are “assignable” or “transferable” shall mean such items under which assignment or transfer is permitted without the consent or approval of any Person other than Seller, WHLP, Manager or any Affiliate of the foregoing. Purchaser, at its cost and expense, shall be responsible for obtaining, to the extent required for continuation of the Business, the transfer or replacement of all IT Systems, the Equipment Leases and deposits thereunder, the Operating Agreements and deposits thereunder, the Warranties, the Plans and Specifications, and any security deposits held by Seller under any Tenant Leases which are not “assignable” or “transferable”.

     Section 2.2. Excluded Property. Notwithstanding anything to the contrary in Section 2.1, the property, assets, rights and interests set forth in this Section 2.2 (the “Excluded Property”) shall not be transferred, assigned or conveyed to Purchaser:

     (a) Cash. Except for deposits expressly included in Section 2.1, all cash on hand or on deposit in any house bank, operating account or other account or reserve maintained in connection with the Business, including any reserve maintained in connection with the Management Agreement, the Tax Reserve Account, and the FF&E Reserve Account;

     (b) Starwood Proprietary Property. All (i) trademarks, trade names, service marks, symbols, logos and other intellectual property rights held by any Starwood Entity, except as set forth in Schedule 2.1(m) (the “Starwood Proprietary Marks”); (ii) signs and other fixtures and personal property at the Hotel which bear any of the Starwood Proprietary Marks; (iii) Starwood Entity internal management, operational, employee and similar manuals, handbooks and publications; and (iv) Starwood Entity centralized systems and programs used in connection with the Business, including the (A) sales and marketing, (B) Starwood Preferred Guest, and (C) purchasing systems and programs;

     (c) Third-Party Property. Any fixtures or personal property owned by (i) the lessor under any Equipment Leases, (ii) the supplier, vendor, licensor or other party under any Operating Agreements, National/Regional Operating Agreements or Licenses and Permits, (iii) the tenant under any Tenant Leases, (iv) the Manager to the extent set forth on Schedule 2.2(c) hereof, (v) any Employees, (vi) the manager under the Parking Management Agreement, or (vii) any guests or customers of the Hotel;

     (d) National/Regional Operating Agreements. All operating agreements or contracts pursuant to which goods, services, licenses or other items are provided to other hotels which are owned, leased or operated by any Starwood Entity, in addition to the Hotel (the “National/Regional Operating Agreements”); and

     (e) Excluded IT Systems. The IT Systems set forth in Schedule 2.2(e) (the “Excluded IT Systems”). Notwithstanding the foregoing, it is contemplated that certain of the Excluded IT Systems shall continue to be used in the Business at the Hotel pursuant to and subject to the terms and provisions of the Management Agreement.

ARTICLE III

PURCHASE PRICE

     Section 3.1. Purchase Price. The purchase price for the Property is One Hundred Thirty Seven Million and No/100 Dollars ($137,000,000) (the “Purchase Price”), which shall be adjusted at Closing for the Prorations pursuant to Section 11.2, the Accounts Receivable pursuant to Section 11.3, and as otherwise expressly provided in this Agreement.

     Section 3.2. Earnest Money

     (a) On or before 5:00 p.m. (Eastern Time) on the date which is two (2) Business Days after the execution and delivery of this Agreement, Purchaser shall deposit with Escrow Agent the amount of Six Million and No/100 Dollars ($6,000,000) (the “Deposit”). The Deposit shall be held by Escrow Agent in escrow as earnest money pursuant to the strict joint order escrow agreement in the form attached hereto as Exhibit A, to be entered into among Seller, WHLP, Purchaser and Escrow Agent (the “Earnest Money Escrow Agreement”), and delivered to Escrow Agent prior to or concurrently with the Deposit. The Deposit shall be non-refundable to Purchaser, except as otherwise expressly provided in this Agreement.

     (b) Investment of Earnest Money. The Deposit shall be invested in accordance with the Earnest Money Escrow Agreement upon Purchaser’s delivery of the Deposit.

     (c) Disbursement of Earnest Money to Seller. At Closing, Purchaser and Seller shall direct Escrow Agent to disburse the Earnest Money to Seller, and Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money disbursed to Seller. If this Agreement is terminated for any reason and Purchaser is not entitled to a refund of the Earnest Money under an express provision of this Agreement, then Purchaser and Seller shall direct Escrow Agent to disburse the Earnest Money to Seller no later than two (2) Business Days after such termination.

     (d) Refund of Earnest Money to Purchaser. If this Agreement is terminated and Purchaser is entitled to a refund of the Earnest Money, then Seller and Purchaser shall provide written notice to Escrow Agent directing Escrow Agent to disburse the Earnest Money to Purchaser no later than two (2) Business Days after such termination.

     (e) Letter of Credit. Notwithstanding the foregoing, the Earnest Money may, at Purchaser’s option, be in the form of an irrevocable, unconditional standby letter of credit having an expiration date of not earlier than one year after the date of this Agreement and otherwise in form and substance acceptable to Seller, naming Seller as beneficiary thereunder (a “Letter of Credit”). Seller shall have the right to draw on the Letter of Credit: (i) in any circumstances under this Agreement in which Seller is entitled to receive the Deposit (or Earnest Money), and/or (ii) in the event that the Letter of Credit is not renewed and/or replaced by a letter of credit satisfying the requirements of this Section 3.2(e) by the date that is thirty (30) days prior to the expiry date thereof. The Letter of Credit shall provide that any and all funds, proceeds or amounts drawn on, under or pursuant thereto shall be paid and deposited by the issuing bank thereunder directly to Escrow Agent, as escrowee, and, upon any such deposit with the Escrow Agent, such proceeds will be held and/or paid by the Escrow Agent in accordance with the terms and provisions of this Agreement and the terms and provisions of an escrow agreement in the form of the Earnest Money Escrow Agreement, which escrow agreement will be executed by Seller, Purchaser and Escrow Agent concurrently with the delivery of the Letter of Credit to Seller. During the term of this Agreement, Purchaser may, from time to time, substitute cash for a Letter of Credit, or a Letter of Credit for cash, to constitute the Deposit, provided, however,

Purchaser shall cause any such Letter of Credit deposited as the Earnest Money to be replaced with cash at or prior to the Closing. At any time during the term of this Agreement that Purchaser has provided a Letter of Credit (rather than cash) as the Earnest Money, then (x) any reference herein to a return of the Earnest Money or Deposit to Purchaser (or words of similar import) shall be deemed to mean a return of the Letter of Credit to Purchaser, and (y) any reference herein to the payment of the Earnest Money or Deposit to Seller (or words of similar import) shall be deemed to mean that Seller shall have the right to draw on the full amount of the Letter of Credit, and that Purchaser and Seller will cause the Escrow Agent, within two (2) Business Days after any such draw by Seller, to pay to Seller the full amount of the proceeds of the Letter of Credit from the escrow holding the same.

     Section 3.3. Payment of Purchase Price

     (a) Payment at Closing. At Closing, Purchaser shall pay to Seller by wire transfer of immediately available funds an amount equal to the Purchase Price (as adjusted pursuant to Section 3.1), less the Earnest Money disbursed to Seller. Purchaser shall cause the wire transfer of funds to be received by Seller no later than 1:00 p.m. (Eastern Time) on the Closing Date. If Seller receives the wire transfer of funds from Purchaser after 1:00 p.m. (Eastern Time) and is unable to reinvest such funds on the Closing Date, then as a condition to the completion of the Closing, Purchaser shall pay interest on the amount of such funds from the Closing Date until the next Business Day at the Prime Rate.

     (b) Method of Payment. All amounts to be paid by Purchaser to Seller pursuant to this Agreement shall be paid by wire transfer of immediately available U.S. federal funds.

     Section 3.4. Allocation of Purchase Price. The Parties hereby agree that the Purchase Price shall be allocated in the manner set forth in Schedule 3.4 for federal, state and local tax purposes. The Parties acknowledge and agree that the allocation set forth in Schedule 3.4 represents an arm’s length agreement based on the Parties’ best judgment as to the fair market value of the items set forth thereon. The Parties shall file all federal, state and local tax returns and related tax documents consistent with the allocation set forth in Schedule 3.4, as the same may be adjusted pursuant to Article XI or any other provision in this Agreement.

ARTICLE IV

SELLER APPROVAL

     Section 4.1. Seller Approval. Purchaser acknowledges and agrees that Seller’s obligations to close under this Agreement shall be subject to, and conditioned upon, Seller obtaining approval by WHLP of the transactions contemplated hereby (the “WHLP Approval”), which approval requires that WHLP obtain, pursuant to Section 8.03(b) of the WHLP Partnership Agreement, the approval of the sale of the Property from more than fifty percent (50%) of the interest of the Limited Partners (the “Limited Partners Approval”; the Limited Partners Approval and the WHLP Approval are collectively referred to herein as the “Seller Approval”). Purchaser agrees that Seller shall have until the date that is one hundred fifty (150) days after the date of this Agreement (the “Seller Approval Date”) to obtain the Seller Approval. Seller shall provide written notice to Purchaser promptly upon obtaining the Seller Approval (the

“Seller Approval Notice”). If Seller does not provide the Seller Approval Notice to Purchaser at or prior to 5:00 P.M. Eastern Time on the Seller Approval Date, Seller shall be deemed to have failed to obtain the Seller Approval, and Purchaser and Seller shall each thereafter have the right to terminate this Agreement after the Seller Approval Date and prior to receipt thereafter by Purchaser of the Seller Approval Notice, by providing written notice to the other, in which case Escrow Agent shall refund the Earnest Money to Purchaser in accordance with Section 3.2(d) and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination.

ARTICLE V

TITLE TO THE PROPERTY

     Section 5.1. Title Commitment. Purchaser acknowledges its receipt of that certain title commitment, Order Number 1401-008238016-D2, with an effective date of June 14, 2004, for an ALTA owner’s title insurance policy from the Title Company for the Real Property (the “Title Commitment”), together with a copy of all documents referenced therein obtained from the Title Company.

     Section 5.2. Survey. Purchaser acknowledges its receipt of a survey of the Real Property, prepared by Chicago Guarantee Survey Company, dated July 8, 2004, as Job No. 0406021 (the “Survey”).

     Section 5.3. Exceptions to Title.

     (a) Identification of Unpermitted Exceptions. Except for those items set forth in Schedule 5.3(a) which shall be deemed Unpermitted Exceptions, (i) any liens, encumbrances or other exceptions to title (“Title Exceptions”), encroachments on to or from adjoining properties, encroachments on to easements from Improvements, set back line violations or other survey defects (“Survey Defects”) or other matters disclosed in the Title Commitment or on the Survey, (ii) the rights and interests of customers and guests at the Hotel to occupy rooms on a transient license basis, (iii) the rights of tenants under the Tenant Leases, as tenants only, pursuant to the Tenant Leases set forth on Schedule 7.1(l), or entered into after the date hereof in accordance with Section 8.2 of this Agreement and (iv) all liens and encumbrances caused or created by any Purchaser Indemnitee shall be referred to collectively herein as the “Permitted Exceptions”. The items set forth on Schedule 5.3(a) and, subject to Sections 5.3(b) and 5.3(c), in any New Title and Survey Objection Notice shall be referred to as “Unpermitted Exceptions”.

     (b) Updated Title Commitment or Survey. If any update of the Title Commitment delivered to Purchaser after the date of this Agreement discloses any Title Exception which is not disclosed in the Title Commitment or is not otherwise a Permitted Exception described in Sections 5.3(b)(ii), (iii) or (iv) (a “New Title Exception”), or any update of the Survey delivered to Purchaser after the date of this Agreement discloses any Survey Defect which is not disclosed in the Survey (a “New Survey Defect”), and (i) such New Title Exception or New Survey Defect would have, upon Closing, a materially adverse effect on the Business or the ownership of the Real Property, or on the value of the Business or Real Property, and (ii) such New Title Exception or New Survey Defect was not caused or created by any Purchaser Indemnitee or any

Person on behalf of any Purchaser Indemnitee, then Purchaser shall have the right to request Seller to remove or cure such New Title Exception or New Survey Defect at or prior to Closing by providing written notice to Seller within the earlier of: (A) five (5) Business Days after receiving the last of such update of the Title Commitment or Survey or, to the extent the same are of record or are otherwise reasonably available, copies of the underlying documents evidencing any such New Title Exception or New Survey Defect, or (B) the Closing Date (the “New Title and Survey Objection Notice”). If Purchaser timely provides a New Title and Survey Objection Notice to Seller, Seller may elect, by providing written notice (the “New Title and Survey Election Notice”) to Purchaser within the earlier of: (X) ten (10) Business Days after Seller’s receipt of such New Title and Survey Objection Notice, or (Y) the Closing Date, (1) to accept such New Title Exception or New Survey Defect as an additional Unpermitted Exception to be removed or cured at or prior to Closing, or (2) not to remove or cure such New Title Exception or New Survey Defect; provided, however, that if such New Title Exception or New Survey Defect is a Required Removal Exception, then such New Title Exception or New Survey Defect shall constitute an “Unpermitted Exception” and Seller shall remove or cure such New Title Exception or New Survey Defect at or prior to Closing. Except with respect to any Required Removal Exception which Seller shall be required to remove on or prior to Closing, if Seller does not provide a New Title and Survey Election Notice to Purchaser within such time period, then Seller shall be deemed to have elected not to remove or cure such New Title Exception or New Survey Defect as an Unpermitted Exception pursuant to clause (2) of the preceding sentence. If Seller elects or is deemed to have elected not to remove or cure a New Title Exception or New Survey Defect, then Purchaser shall have the right to elect, as its sole and exclusive right with respect thereto, by providing written notice (the “New Title and Survey Response Notice”) to Seller within the earlier of ten (10) Business Days after Purchaser’s receipt of the New Title and Survey Election Notice or the Closing Date to (I) terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2(d), and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (II) proceed to Closing pursuant to this Agreement and accept title to the Real Property subject to such New Title Exception or New Survey Defect which thereafter shall be deemed to constitute a Permitted Exception, without any credit against the Purchase Price for such New Title Exception or New Survey Defect. If Purchaser does not provide a New Title and Survey Response Notice to Seller within such time period, Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (II) of the preceding sentence.

     (c) Removal of Unpermitted Exceptions. Seller shall have no obligation to cure any Title Exceptions or Survey Defects other than the Unpermitted Exceptions. Seller may, at its option, cure any Unpermitted Exception by (i) removing such Unpermitted Exception from title, or (ii) causing the Title Company to commit to remove or insure over such Unpermitted Exception in a manner which is reasonably acceptable to Purchaser and its lender, at any time prior to or at Closing, in which case the same shall be deemed to constitute a Permitted Exception, without any credit against the Purchase Price for such Title Exception or Survey Defect. If the Title Company does not agree to remove or insure over any Unpermitted Exception, but another nationally recognized title insurance company reasonably acceptable to Purchaser and its lender is willing to issue a title policy without such Unpermitted Exception in such title policy, then Seller shall have the right to obtain, and Purchaser shall accept, a title policy from such other title insurance company which otherwise shall satisfy the requirements set forth in this Agreement, in which case the term “Title Company” shall be deemed to refer to such other title insurance company for all purposes in this Agreement.

     (d) Extension of Closing Date. If Seller determines that it will be unable to remove or cure any Unpermitted Exception prior to Closing, Seller shall have the right, but not the obligation, to postpone the Closing one or more times for up to sixty (60) days in the aggregate in each case by providing written notice to Purchaser no later than three (3) Business Days prior to the then scheduled Closing Date; provided, however, Seller may not extend the Closing Date beyond the date that is one hundred eighty (180) days after the date of this Agreement pursuant to this Section 5.3(d).

ARTICLE VI

CONDITION OF THE PROPERTY

     Section 6.1. PROPERTY SOLD “AS IS”. PURCHASER ACKNOWLEDGES AND AGREES THAT (A) THE PURCHASE OF THE PROPERTY SHALL BE ON AN “AS IS”, “WHERE IS”, “WITH ALL FAULTS” BASIS, AND (B) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HAS NO OBLIGATION TO REPAIR ANY DAMAGE TO OR DEFECT IN THE PROPERTY, REPLACE ANY OF THE PROPERTY OR OTHERWISE REMEDY ANY MATTER AFFECTING THE CONDITION OF THE PROPERTY.

     Section 6.2. LIMITATION ON REPRESENTATIONS AND WARRANTIES. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NO SELLER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE PROPERTY OR THE BUSINESS, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE PROPERTY, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE PROPERTY OR THE BUSINESS, (C) THE COMPLIANCE OF THE PROPERTY OR THE BUSINESS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING THE AMERICANS WITH DISABILITIES ACT OF 1990, (D) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER DATA OR INFORMATION SET FORTH IN THE SELLER DUE DILIGENCE MATERIALS PROVIDED TO PURCHASER WHICH WERE PREPARED FOR OR ON BEHALF OF SELLER, OR (E) ANY OTHER MATTER RELATING TO SELLER, THE PROPERTY OR THE BUSINESS.

     Section 6.3. RELIANCE ON DUE DILIGENCE. PURCHASER ACKNOWLEDGES AND AGREES THAT:

     (A) PURCHASER HAS HAD THE OPPORTUNITY TO CONDUCT ALL DUE DILIGENCE INSPECTIONS OF THE PROPERTY AS OF THE DATE OF THIS AGREEMENT, INCLUDING REVIEWING ALL DUE DILIGENCE DOCUMENTS AND MATERIALS (INCLUDING THE SELLER DUE DILIGENCE MATERIALS AND PURCHASER DUE DILIGENCE REPORTS) AND OBTAINING ALL INFORMATION WHICH IT DEEMS NECESSARY TO MAKE AN INFORMED DECISION AS TO WHETHER IT SHOULD PROCEED WITH THE PURCHASE OF THE PROPERTY;

     (B) PURCHASER ACKNOWLEDGES THAT IT IS SATISFIED WITH THE RESULTS OF ITS DUE DILIGENCE REVIEW OF THE PROPERTY;

     (C) PURCHASER WILL BE RELYING ONLY ON ITS DUE DILIGENCE INSPECTIONS OF THE PROPERTY AND THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT IN PURCHASING THE PROPERTY;

     (D) PURCHASER WILL NOT BE RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO PURCHASER BY ANY SELLER PARTY (EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT), OR ANY OF THEIR RESPECTIVE AFFILIATES, OR ANY OF THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING; AND

     (E) EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, (I) SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF THE SELLER DUE DILIGENCE MATERIALS, (II) PURCHASER ACKNOWLEDGES AND AGREES THAT THE SELLER DUE DILIGENCE MATERIALS ARE PROVIDED TO PURCHASER AS A CONVENIENCE ONLY AND THAT ANY RELIANCE ON OR USE OF THE SELLER DUE DILIGENCE MATERIALS SHALL BE AT THE SOLE RISK OF PURCHASER, AND (III) NO SELLER PARTY OR ANY RESPECTIVE AFFILIATE THEREOF, NOR THE PERSON OR ENTITY WHICH PREPARED ANY OF THE SELLER DUE DILIGENCE MATERIALS DELIVERED OR MADE AVAILABLE BY SELLER TO PURCHASER SHALL HAVE ANY LIABILITY TO PURCHASER FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH SELLER DUE DILIGENCE MATERIALS.

     Section 6.4. RELEASE AND WAIVER OF SELLER FOR ENVIRONMENTAL LIABILITIES AND VIOLATIONS OF APPLICABLE LAW. NOTWITHSTANDING ANY INDEMNIFICATION OBLIGATION OF SELLER UNDER THIS AGREEMENT, PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) DOES HEREBY FOREVER WAIVE, RELEASE AND DISCHARGE THE SELLER INDEMNITEES FROM ANY AND ALL ENVIRONMENTAL CLAIMS, ENVIRONMENTAL LIABILITIES, AND

ALL VIOLATIONS OF APPLICABLE LAW (INCLUDING VIOLATIONS OF THE AMERICANS WITH DISABILITIES ACT OF 1990) THE PURCHASER INDEMNITEES MAY HAVE AGAINST THE SELLER INDEMNITEES, WHETHER NOW KNOWN OR UNKNOWN TO PURCHASER; PROVIDED, HOWEVER, THAT SUCH WAIVER, RELEASE AND DISCHARGE SHALL NOT APPLY TO ANY INDEMNIFICATION OBLIGATION OF SELLER TO THE EXTENT RESULTING FROM A BREACH OF SELLER’S REPRESENTATION OR WARRANTY SET FORTH IN SECTION 7.1(F) AND SECTION 7.1(J).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

     Section 7.1. Seller’s Representations and Warranties. To induce Purchaser to enter into this Agreement and to consummate the transaction described in this Agreement, Seller hereby makes the express representations and warranties in this Section 7.1, upon which Seller acknowledges and agrees that Purchaser is entitled to rely.

     (a) Organization and Power. Each of Seller and WHLP is duly formed, validly existing, and in good standing in the State of Delaware. Seller is qualified to do business in the State of Illinois, and has all requisite power and authority to own the Property and conduct the Business as currently owned and conducted.

     (b) Authority and Binding Obligation. Subject to the Seller Approval (and all steps required to obtain such approval), (i) each of Seller and WHLP has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Seller or WHLP, as the case may be, pursuant to this Agreement (the “Seller Documents”), and to perform all obligations of Seller or WHLP (to the extent either Seller or WHLP is a party thereto) under each of the Seller Documents, (ii) the execution and delivery by the signer on behalf of Seller or WHLP (to the extent either Seller or WHLP is a party thereto) and the performance by each of Seller or WHLP (to the extent either Seller or WHLP is a party thereto) of its obligations under each of the Seller Documents, has been, or will be when executed and delivered, duly and validly authorized by all necessary action by Seller or WHLP, as the case may be, and (iii) each of the Seller Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Seller or WHLP (to the extent either Seller or WHLP is a party thereto) enforceable against Seller or WHLP, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditor’s rights or equity principals generally.

     (c) Consents and Approvals; No Conflicts. Subject to the Seller Approval (and all steps required to obtain such approval) and the recordation of any Seller Documents as appropriate, and except as disclosed in Schedule 7.1(c), (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for execution or delivery by Seller or WHLP (to the extent either Seller or WHLP is a party thereto) of any of the Seller Documents, or the performance by Seller or WHLP (to the extent either Seller or WHLP is a party thereto) of any of its obligations under any of the Seller Documents, except to the extent the failure to obtain such permit, authorization, consent or approval would not have a material adverse effect on the ownership or operation of the Business, and (ii) neither the execution and delivery by Seller or WHLP (to the extent either Seller or WHLP is a party thereto) of any of the Seller Documents, nor the performance by Seller or WHLP (to the extent either Seller or WHLP is a party thereto) of any of its obligations under any of the Seller Documents will: (A) violate any provision of Seller’s or WHLP’s organizational or governing documents; (B) violate any Applicable Law to which Seller or WHLP is subject; (C) result in a violation or breach of, or constitute a default under, any of the Material Contracts; or (D) result in the creation or imposition of any lien or encumbrance on the Property or any portion thereof.

     (d) Title to Personal Property. Except as set forth in Schedule 7.1(d), Seller has not pledged, assigned, hypothecated or transferred any of its right, title or interest in any Personal Property, other than in connection with such Seller’s existing financing of the Hotel. Seller has good and valid title to all tangible Personal Property, which shall be free and clear of all liens and encumbrances as of the Closing.

     (e) Condemnation. Seller has not received any written notice of any pending condemnation proceeding or other proceeding in eminent domain, and to Seller’s Knowledge, no such condemnation proceeding or eminent domain proceeding is threatened against the Property or any portion thereof.

     (f) Compliance with Applicable Law. Except as set forth in Schedule 7.1(f), Seller has not received any written notice from any Governmental Authority of a violation of any Applicable Law with respect to the Property which has not been cured or dismissed.

     (g) Litigation. Except as set forth in Schedule 7.1(g), Seller has not (i) been served with any court filing or received any written notice in any pending or threatened litigation with respect to the Property or the Business in which Seller is named a party which has not been resolved, settled or dismissed, or (ii) received written notice of any claim, charge or complaint from any Governmental Authority or other Person pursuant to any administrative, arbitration or similar adjudicatory proceeding with respect to the Property or the Business to which Seller is named a party which has not been resolved, settled or dismissed.

     (h) Employees.

          (i) Except for the Union Contracts, Seller is not a party to any collective bargaining agreement with any labor union with respect to the Employees. None of the Employees are employed by Seller. Seller has made available to Purchaser a correct and complete copy of the Union Contracts (including all amendments, modification and other agreements with respect thereto).

          (ii) Except as set forth in Schedule 7.1(h)(ii), Seller has not (a) been served with any court filing in any litigation with respect to the Employees in which Seller is a named party, or (b) received written notice from any Employee, Governmental Authority or other Person making a formal charge, complaint, or request for a grievance or arbitration proceeding against Seller alleging a breach or default under the Union Contracts or Employment

Agreements or a violation of any Applicable Law relating to the employment or service relationship of the Employees.

          (iii) Schedule 7.1(h)(iii) identifies each Seller Employee Plan.

          (iv) No Seller Employee Plan is subject to Title IV of ERISA.

          (v) Each Seller Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders and regulations, including but not limited to ERISA and the Code.

          (vi) Neither the Seller nor any of its Affiliates has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired Employees, except as required to avoid excise tax under Section 4980 of the Code.

          (vii) No Employee will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.

          (viii) Seller is not a Plan, and the Property and Business do not constitute a Plan under the Department of Labor Regulations codified at Section 2510.3-101, subject to Title I of ERISA or Section 4975 of the Code.

     (i) Taxes. Except as disclosed in Schedule 7.1(i), (i) all Taxes which would be delinquent if unpaid will be paid in full or prorated at Closing as part of the Prorations pursuant to Section 11.2; provided, however, that if any Taxes are payable in installments, such representation and warranty shall apply only to such installments which would be delinquent if unpaid at Closing, (ii) Seller has not received any written notice for an audit of any Taxes which has not been resolved or completed, and (iii) Seller is not currently contesting any Taxes.

     (j) Environmental Matters. To Seller’s Knowledge, Schedule 7.1(j) sets forth a correct and complete list of all environmental assessments, reports and studies relating to the Property in Seller’s Possession (the “Environmental Reports”), and Seller has made available to Purchaser a true and complete copy of the Environmental Reports. Seller has not received any written notice from any Governmental Authority or other Person of any Environmental Claims, Environmental Liabilities or violation of any Environmental Laws with respect to the Property.

     (k) Licenses and Permits. Seller has made available to Purchaser a true and complete copy of the Licenses and Permits. Except as set forth in Schedule 7.1(k), Seller has not received any written notice from any Governmental Authority of (i) any violation, suspension, revocation or non-renewal of any Licenses and Permits with respect to the Property or the Business that has not been cured or dismissed, or (ii) any failure by Seller to obtain any Licenses and Permits required for the Property or the Business that has not been cured or dismissed.

     (l) Tenant Leases. Schedule 7.1(l) sets forth a correct and complete list of the Tenant Leases, and Seller has made available to Purchaser a true and complete copy of the Tenant Leases. Except as set forth in Schedule 7.1(l), (i) Seller has neither given nor received any written notice of any breach or default under any of the Tenant Leases which has not been cured, and to Seller’s Knowledge, there are no material defaults under the Tenant Leases by any of the parties thereto which have not been cured, (ii) to Seller’s Knowledge, fixed rent and additional rent are currently being collected under such Tenant Leases without offset, counterclaim or deduction, (iii) all decorations, alterations or other work required to be performed by Seller pursuant to the Tenant Leases has been performed in full, (iv) Schedule 7.1(l) sets forth a true and complete list of security deposits currently held by Seller with respect to the Tenant Leases, and (v) there are no brokerage commissions or finders fees payable by Seller with respect to any current or renewal term of the Tenant Leases or the negotiation of any new Tenant Lease.

     (m) Contracts. Schedule 7.1(m) sets forth a correct and complete list of the Material Contracts, and Seller has made available to Purchaser a true and complete copy of the Material Contracts. Except as set forth on Schedule 7.1(m), Seller has neither given nor received any written notice of any breach or default under any of the Material Contracts which has not been cured, and to Seller’s Knowledge, there are no material defaults under any of the Material Contracts by any of the parties thereto which have not been cured.

     (n) Management Agreements. Except for the Management Agreement, the Parking Management Agreement or as otherwise disclosed in this Agreement, Seller is not a party to any management, franchise, license, concession or other agreements with respect to the management of the Hotel.

     (o) Bookings. Schedule 7.1(o) sets forth a correct list of all Bookings as of a date which is not earlier than ten (10) Business Days prior to the date of this Agreement, which shall be updated at Closing to a date which is not earlier than ten (10) Business Days prior to Closing; provided, however, that such list of Bookings shall be redacted to exclude all information identifying the particular Persons holding such Bookings.

     (p) Insurance. Schedule 7.1(p) sets forth a correct and complete list of each insurance policy maintained by Seller or its Affiliates with respect to the Property and the Business.

     (q) Finders and Investment Brokers. Except for the Broker, Seller has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other similar capacity for or on behalf of Seller in connection with the transaction described by this Agreement in a manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction described in this Agreement.

     (r) Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

     (s) Bankruptcy. No insolvency proceeding of any character (including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors)), voluntary or involuntary, relating to the Seller is pending, or, to Seller’s Knowledge, is being threatened against Seller by any Person.

     (t) Transient Guests. As of the date hereof, there are no guests at the Hotel who have maintained occupancy of the Hotel for a period in excess of thirty (30) consecutive days.

     (u) Prepaid Fees and Deposits. Schedule 7.1(u) sets forth a list of each prepaid fee, reservation, advanced payment and deposit in excess of $10,000.00 relating to the Hotel as of the date which is ten (10) Business Days prior to the date hereof.

     (v) Trade Associations. Schedule 7.1(v) sets forth all trade associations to which Seller or Manager belongs and the respective dues and fees therefor.

     (w) Financial Information. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) information for the Hotel for the year ended December 31, 2003 and the six months ended June 30, 2004 attached as Schedule 7.1(w) was prepared using generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present in all material respects EBITDA for the periods then ended (subject to normal period-end adjustments). As of the date of this Agreement, to Seller’s Knowledge, no event, act or condition has occurred which has had (or could reasonably be expected to result in) a material adverse change in the financial condition of the Hotel since June 30, 2004.

     Notwithstanding the foregoing, if Purchaser has Knowledge of a breach of any representation or warranty made by Seller in this Agreement prior to Closing and Purchaser nevertheless proceeds to close the transaction described in this Agreement, such representation or warranty by Seller shall be deemed to be qualified or modified to reflect Purchaser’s Knowledge of such breach.

     Section 7.2. Purchaser’s Representations and Warranties. To induce Seller to enter into this Agreement and to consummate the transaction described in this Agreement, Purchaser hereby makes the representations and warranties in this Section 7.2, upon which Purchaser acknowledges and agrees that Seller is entitled to rely.

     (a) Organization and Power. Purchaser is duly formed, validly existing and in good standing under the laws of the State of Delaware, is (or will be prior to Closing) qualified to do business in the State of Illinois and has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently being conducted.

     (b) Authority and Binding Obligation. (i) Purchaser has full power and authority to execute and deliver this Agreement and all other documents to be executed and delivered by Purchaser pursuant to this Agreement (the “Purchaser Documents”), and to perform all obligations of Purchaser arising under each of the Purchaser Documents, (ii) the execution and delivery by the signer on behalf of Purchaser of each of the Purchaser Documents, and the performance by Purchaser of its obligations under each of the Purchaser Documents, has been, or will be when executed and delivered, duly and validly authorized by all necessary action by Purchaser, and (iii) each of the Purchaser Documents, when executed and delivered, will constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditor’s rights or equity principals generally.

     (c) Consents and Approvals; No Conflicts. (i) No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or other Person is necessary for the execution or delivery by Purchaser of any of the Purchaser Documents, the performance by Purchaser of any of its obligations under any of the Purchaser Documents, or the consummation by Purchaser of the transaction described in this Agreement, and (ii) neither the execution and delivery by Purchaser of any of the Purchaser Documents, nor the performance by Purchaser of any of its obligations under any of the Purchaser Documents, nor the consummation by Purchaser of the transaction described in this Agreement, will: (A) violate any provision of the organizational or governing documents of Purchaser; (B) violate any Applicable Law to which Purchaser is subject (including any rules or regulations of the United States Treasury’s Office, Office of Foreign Assets Control); or (C) result in a violation or breach of or constitute a default under any contract, agreement or other instrument or obligation to which Purchaser is a party or by which any of Purchaser’s properties are subject.

     (d) Finders and Investment Brokers. Except for Broker, Purchaser has not dealt with any Person who has acted, directly or indirectly, as a broker, finder, financial adviser or in such other capacity for or on behalf of Purchaser in connection with the transaction described by this Agreement in any manner which would entitle such Person to any fee or commission in connection with this Agreement or the transaction described in this Agreement.

     (e) ERISA. The funds to be used by Purchaser with respect to the transactions contemplated by this Agreement do not constitute the assets of a Plan under Department of Labor Regulation Section 2510.3-101 subject to Title I of ERISA or Section 4975 of the Code.

     (f) No Violation of Anti-Terrorism Laws. None of Purchaser’s property or interests is subject to being “blocked” under any Anti-Terrorism Laws, and neither Purchaser nor to Purchaser’s Knowledge any Person holding any direct or indirect interest in Purchaser is in violation of any Anti-Terrorism Laws.

     Notwithstanding the foregoing, if Seller has Knowledge prior to Closing of a breach of any representation or warranty made by Purchaser in this Agreement and Seller nevertheless elects to close this transaction, such representation or warranty by Purchaser with respect to such matter shall be deemed to be modified to reflect such Knowledge.

ARTICLE VIII

COVENANTS

     Section 8.1. Confidentiality

     (a) Disclosure of Confidential Information. Seller, WHLP and Purchaser shall keep confidential and not make any public announcement or disclose to any Person the existence or any terms of this Agreement or any information disclosed by the Inspections or in the Seller Due Diligence Materials, the Purchaser Due Diligence Reports or any other documents, materials, data or other information with respect to the Property or the Business which is not generally known to the public (other than a disclosure arising from a breach or default of the confidentiality provisions of the Agreement, the Confidentiality Agreement or the Access Agreement) (the “Confidential Information”). Notwithstanding the foregoing, Seller, WHLP and Purchaser shall be permitted to (i) disclose any Confidential Information required under Applicable Law or, in the case of Seller and WHLP, the WHLP Partnership Agreement, or (ii)

disclose any Confidential Information to any Person on a “need-to-know” basis, such as their respective shareholders, principals, partners, members, trustees, beneficiaries, directors, officers, employees, attorneys, consultants, advisors, agents, representatives, engineers, surveyors, lenders, investors, managers, franchisers and such other Persons whose assistance is required to consummate the transactions described in this Agreement; provided, however, that Purchaser (A) in the case of clause (i), shall advise Seller immediately upon receiving any demand for disclosure of any Confidential Information pursuant to Applicable Law, and Seller shall have the right to obtain a protective order or agree to an arrangement with the Person demanding such Confidential Information to prevent or limit the extent of such disclosure, prior to Purchaser’s disclosure of such Confidential Information (unless on the advice of counsel such information is required to be disclosed by Purchaser prior to obtaining such protective order or agreement), and (B) in the case of clause (ii), shall (x) advise such Person of the confidential nature of such Confidential Information, and (y) cause such Person to maintain the confidentiality of such Confidential Information.

     (b) Public Announcements. Seller, WHLP and Purchaser shall each have the right to make public announcements regarding the transaction described in this Agreement, provided that the other parties shall reasonably approve the form and substance of any such public announcement (Seller, WHLP and Purchaser having already approved the parties’ respective public announcements attached hereto as Exhibit B). Notwithstanding the foregoing, the General Partner and WHLP shall not need to obtain any approval (i) to file a Form 8-K announcing the execution of this Agreement and attaching a copy of this Agreement, (ii) to make any disclosure or filing required by Applicable Law, (iii) to make any disclosure required to perform its obligations under this Agreement, or (iv) to make any disclosure it deems necessary or appropriate with respect to the solicitation of Limited Partners in connection with obtaining the Seller Approval.

     (c) Communication with Employees. Without limiting the generality of the provisions in Section 8.1(a), Purchaser shall not, through its officers, employees, managers, contractors, consultants, agents, representatives or any other Person (including Purchaser’s Inspectors), directly or indirectly, communicate with any Employees or any Person representing any Employees involving any matter with respect to the Property or the Business, the Employees or this Agreement, other than Mr. Thomas Smith and Ms. Laura Benner and such Employees as may be approved by either of them, without Seller’s prior written consent, unless such communication is arranged by Seller. If Purchaser breaches its covenants in this Section 8.1(c), then (without limiting Seller’s other rights and remedies by reason thereof), Seller shall have the right to terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2(d), and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination.

     Section 8.2. Conduct of the Business

     (a) Operation in Ordinary Course of Business. Except as set forth in Schedule 8.2, from the date of this Agreement until the Closing or earlier termination of this Agreement, Seller shall conduct the Business in the Ordinary Course of Business, including (i) maintaining the inventories of FF&E, Supplies, F&B and Retail Merchandise at levels maintained in the Ordinary Course of Business; (ii) performing maintenance and repairs for the Real Property and tangible Personal Property in the Ordinary Course of Business; (iii) maintaining insurance coverages consistent at such point in time in accordance with Starwood’s risk management policies for its managed hotels substantially similar to the Hotel and consistent with the Hotel’s location; and (iv) renewing of Licenses and Permits. Seller agrees to provide Purchaser with (i) monthly reports relating to the ownership and operation of the Hotel to the extent and in the manner done in the Ordinary Course of Business, it being understood and agreed that such monthly reports shall include those reports set forth on Schedule 8.2(a) to this Agreement in substantially the form previously delivered to Purchaser (or such other commercially reasonable form as Seller may hereafter adopt with respect to such reports), and (ii) copies of all material written notices received by Seller relating to the ownership or operation of the Hotel, including those received by Seller under the Management Agreement. Seller also agrees (and agrees to cause Manager, subject to the terms of the Management Agreement) to have monthly meetings (telephonically or in person as reasonably and mutually agreed by Purchaser and Seller) with Purchaser to provide Purchaser with updates regarding the ownership and operation of the Hotel and the Business. Purchaser shall have the right, from the date hereof through the Closing Date, at Purchaser’s option, to solicit estoppel certificates in form and substance reasonably satisfactory to Purchaser for: (A) the manager under the Parking Management Agreement, and (B) the tenants under Tenant Leases; provided, that (x) Purchaser shall provide prior notice thereof to Seller, and Seller shall have the right (but not the obligation) to itself solicit (rather than Purchaser) such estoppel certificates from said parking manager or tenants, (y) whether Purchaser obtains or does not obtain any such estoppel certificates shall not be a condition to Purchaser’s obligations hereunder, and (z) Purchaser shall not solicit (or request that Seller solicit) any such estoppel certificate from any single tenant under a Tenant Lease or the manager under the Parking Management Agreement on more than one (1) occasion during the period from the date hereof until the Closing, unless the Closing Date is more than one hundred ten (110) days after the date hereof, in which event Purchaser shall have the right, after the one hundred tenth (110th) day after the date hereof, to request one (1) additional updated estoppel certificate from any such tenant or the parking manager. In the event that Seller elects to solicit said estoppel certificates from the parking manager and/or tenants, Seller shall use commercially reasonable efforts to obtain and deliver to Purchaser any such requested estoppel certificates within fifteen (15) Business Days after delivery of any such estoppel certificates by Purchaser to Seller. Seller hereby covenants and agrees to obtain, at Seller’s sole cost and expense, any and all consents from tenants pursuant to Tenant Leases that are required to assign such Tenant Leases to Purchaser.

     (b) Contracts. Except as set forth in Schedule 8.2, from the date of this Agreement until the Closing or earlier termination of this Agreement, Seller shall not, without Purchaser’s prior written consent which shall not be unreasonably withheld, conditioned or delayed, (i) terminate or materially amend any Licenses and Permits, or, except in the Ordinary Course of Business, extend or renew any existing Licenses and Permits, (ii) amend, enter into, terminate, extend or renew any new or existing Tenant Leases (other than the continuation of month-to-month Tenant Leases with existing tenants), or (iii) materially amend, enter into, terminate, extend or renew any Material Contracts, unless such Material Contracts are to be performed prior to Closing, paid for entirely by Seller or are entered into in the Ordinary Course of Business and are terminable by Purchaser without any termination fee upon not more than ninety (90) days notice.

     Section 8.3. Licenses and Permits. Notwithstanding anything to the contrary contained herein, Purchaser shall be responsible for obtaining, to the extent required for continuation of the Business, the transfer of all Licenses and Permits (to the extent transferable) held by Seller or the issuance of new licenses and permits. Purchaser, at its cost and expense, shall, to the extent required for continuation of the Business, submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits as of the Closing, and Seller shall use commercially reasonable efforts (at no cost or expense to Seller other than any de minimis cost or expense or any cost or expense which Purchaser agrees in writing to reimburse) to cooperate with Purchaser to cause such Licenses and Permits to be transferred or new licenses and permits to be issued to Purchaser. If this Agreement is terminated and Purchaser has filed an application or otherwise commenced the processing of obtaining new licenses and permits, Purchaser shall withdraw all such applications and cease all other activities with respect to such new licenses and permits. Notwithstanding anything to the contrary contained herein, any transfer of the Licenses and Permits or issuance of new licenses and permits in the name of Purchaser shall not be effective until the Closing. Seller and Purchaser acknowledge and confirm that the licenses and permits required for the sale and service of alcoholic beverages at the Hotel (other than those relating to space thereat demised pursuant to the Tenant Leases) are held by Manager and, accordingly, shall not be transferred at Closing.

     Section 8.4. Employees.

     (a) Union Contracts. Upon the assignment of Seller’s obligations under the Union Contracts to Purchaser at Closing, Purchaser shall assume all liabilities and obligations of Seller arising or accruing under the Union Contracts on or after the Closing Date, and Purchaser shall (and shall cause Manager to) comply with the terms of the Union Contracts, including hiring or continuing the employment of the Union Employees upon Closing to the extent required thereunder, on such terms and with such compensation, health, welfare and other benefits for the Union Employees as required thereunder; provided, however, Seller shall retain all liability in connection with the assignment of the Union Contracts.

     (b) Retention of Employees. Upon Closing, all Employees then employed shall continue to be employed by Manager or another Starwood Entity in accordance with the Management Agreement.

     (c) Employment Claims. Seller shall retain all liabilities and obligations in connection with employment claims, charges or grievances by any Employees based on events or occurrences through and including the Closing Date. Purchaser shall assume all liabilities and obligations in connection with any employment claims, charges or grievances by any Employees based on events or occurrences after the Closing Date.

     (d) Seller Employee Plan Obligations. Notwithstanding any other provision of this Agreement to the contrary, except for obligations and liabilities expressly assumed by Purchaser under the Union Contracts and the Management Agreement relating to events occurring after the Closing Date, Seller and its Affiliates shall retain and assume all obligations and liabilities arising under, or in respect of, any Seller Employee Plan, regardless of when incurred.

     Section 8.5. Bookings. Purchaser shall honor all Bookings made prior to the Closing Date for any period on or after the Closing Date, including any Bookings by any Person in redemption of any benefits accrued under the Starwood Preferred Guest or Hot Rates programs.

     Section 8.6. Tax Contests

     (a) Taxable Period Terminating Prior to Closing Date. Seller shall retain the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which terminates prior to the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings; provided, however, that Seller shall not settle any Tax protest in a manner that will: (i) increase the assessment of the Real Property or decrease any settlement relating to Taxes for the taxable period which includes the Closing Date or any subsequent taxable periods (“Subsequent Taxable Periods”) or (ii) decrease the amount of any reduction or refund that would otherwise be payable for any Subsequent Taxable Periods.

     (b) Taxable Period Including the Closing Date. Subject to the consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, Seller shall have the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which includes the Closing Date; provided, however, that Seller shall not settle any Tax protest in a manner that will: (i) increase the assessment of the Real Property or decrease any settlement relating to Taxes for any Subsequent Taxable Periods or (ii) decrease the amount of any reduction or refund that would otherwise be payable for any Subsequent Taxable Periods. Notwithstanding the foregoing, if Purchaser desires to contest any Taxes for such taxable period and Seller has not commenced any proceeding to contest any such Taxes for such taxable period, Purchaser shall provide written notice requesting that Seller contest such Taxes. If Seller desires to contest such Taxes, Seller shall provide written notice to Purchaser within thirty (30) days after receipt of Purchaser’s request confirming that Seller will contest such Taxes, in which case Seller shall proceed to contest such Taxes, and Purchaser shall not have the right to contest such Taxes. If Seller fails to provide such written notice confirming that Seller will contest such Taxes within such thirty (30) day period, Purchaser shall have the right to contest such Taxes. Any refunds or abatements awarded in such proceedings shall be used first to reimburse the Party contesting such Taxes for the reasonable costs and expenses incurred by such Party in contesting such Taxes, and the remainder of such refunds or abatements shall be prorated between Seller and Purchaser as of the Cut-Off Time, and the Party receiving such refunds or abatements promptly shall pay such prorated amount due to the other Party.

     (c) Taxable Period Commencing After Closing Date. Purchaser shall have the right to commence, continue and settle any proceedings to contest Taxes for any taxable period which commences after the Closing Date, and shall be entitled to any refunds or abatements of Taxes awarded in such proceedings.

     (d) Cooperation. Seller and Purchaser shall use commercially reasonable efforts to cooperate with the Party contesting the Taxes (at no cost or expense to the Party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the Party contesting the Taxes in furtherance of the contest of such Taxes.

     Section 8.7. Notices and Filings. Seller shall send an announcement to all tenants under any Tenant Leases as of the Closing in form and substance reasonably acceptable to Purchaser, informing such tenants of the change of ownership and operation of the Hotel to Purchaser. Seller and Purchaser shall use commercially reasonable efforts to cooperate with each other (at no cost or expense to the Party whose cooperation is requested, other than any de minimis cost or expense or any cost or expense which the requesting Party agrees in writing to reimburse) to provide written notice to any Person under any Contracts, Warranties, Licenses and Permits, and to effect any registrations or filings with any Governmental Authority or other Person, regarding the change in ownership of the Property or the Business.

     Section 8.8. Access to Information. After the Closing, Purchaser shall provide to the officers, employees, agents and representatives of any Seller Parties reasonable access to (i) the books and records with respect to the Hotel and the Business (and Seller shall have the right to make copies of such books and records), (ii) the Property, and (iii) the Employees at the Hotel, as reasonably approved by Purchaser; provided, that such approval of Purchaser shall not be required in the event that Seller requires or requests such access in order to prepare any documents required to be filed by Seller under Applicable Law or to investigate, evaluate and defend any claim, charge, audit, litigation or other proceeding made by any Person or insurance company involving any Seller Party; provided, further, that (A) such Seller Parties shall provide reasonable prior notice to Purchaser; (B) Purchaser shall not be required to provide such access during non-business hours; (C) Purchaser shall have the right to accompany the officer, employees, agents or representatives of such Seller Parties in providing access to its books and records, the Property or the employees of Purchaser (or Purchaser’s manager) as provided in this Section 8.8; and (D) Seller shall defend, indemnify and hold harmless the Purchaser Indemnitees in accordance with Article XV from and against any Indemnification Loss incurred by any Purchaser Indemnitees arising from any examinations, tests, investigations or studies of the Property conducted by Seller, its employees, agents or representatives pursuant to this Section 8.8, except to the extent such Indemnification Loss results from Purchaser’s or a Purchaser Indemnitee’s gross negligence or intentional misconduct and specifically excluding any Indemnification Loss to the extent caused by a pre-existing condition at the Property. Seller shall, at its cost and expense, repair any damage to the Property or any other Property owned by any Person other than Seller in connection with the exercise of Seller’s rights pursuant to this Section 8.8 (specifically excluding any pre-existing condition at the Property or with respect to such third party’s property) and restore the Property or such third party property to the same condition as existed prior to the exercise of Seller’s rights under this Section 8.8. Seller (on behalf of itself and any Seller Indemnitees) hereby releases the Purchaser Indemnitees from any Indemnification Loss incurred by Seller (or any Seller Indemnitees) pursuant to the provisions of this Section 8.8, except for Purchaser’s gross negligence and willful misconduct. The Purchaser, at its cost and expense, shall retain all books and records with respect to the Hotel for a period of seven (7) years after the Closing.

     Section 8.9. Further Assurances. Purchaser, WHLP and/or Seller shall execute, acknowledge and deliver to the other party, at the reasonable request of the other party or the Title Company, such instruments and take such other actions, in addition to the instruments and actions specifically provided herein at any time and from time to time after the execution of this Agreement whether before or after the Closing, in order to effectuate the provisions of this Agreement or the transaction contemplated herein or to confirm or perfect any right to be created or transferred hereunder or pursuant to this transaction; provided, that, the party being requested to deliver such instruments or take such other actions shall not be required to incur any cost or expense, other than any de minimis cost or expense or any cost or expense which the requesting party agrees in writing to reimburse. Without limiting the generality of the foregoing, Purchaser agrees that it will, if Seller so requests, provide Seller with such non-confidential information regarding Purchaser and its business as Seller and Purchaser may reasonably agree in order to confirm to Seller’s existing lender, the Purchaser’s status as a third party acquiring the Property in an arms length transaction.

     Section 8.10. Consent Solicitation. Promptly after execution of this Agreement, WHLP shall prepare and file with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), a Schedule 14A relating to the solicitation by the General Partner of the consent of the Limited Partners required under the WHLP Partnership Agreement in connection with obtaining the Limited Partners Approval (the “Consent Solicitation”). WHLP shall provide Purchaser with a draft of the definitive consent solicitation statement on Schedule 14A at least two (2) Business Days prior to the filing of the definitive consent solicitation statement with the SEC. WHLP will cause all filings made with the SEC in connection with the Consent Solicitation to comply as to form in all material respects with the applicable provisions of the Exchange Act. WHLP shall promptly notify Purchaser of the receipt of comments from the SEC and of any request of the SEC for any amendment or supplement to the consent solicitation statement on Schedule 14A or for additional information and will supply Purchaser with copies of all material correspondence between WHLP or any of its representatives and the SEC with respect to the Consent Solicitation. Following the satisfaction of all SEC requirements with respect to the Consent Solicitation, the General Partner shall cause the definitive Consent Solicitation to be mailed to the Limited Partners promptly and shall otherwise use commercially reasonable efforts to obtain the Seller Approval at no material cost to Seller. The General Partner shall recommend to the Limited Partners approval of this Agreement and the transactions contemplated by this Agreement and include such recommendation in the Consent Solicitation (the “GP Recommendation”); provided, however, that the GP Recommendation may be withdrawn, modified or amended, upon compliance with the provisions of Section 8.11(c), if the General Partner determines in good faith that such action is required for the General Partner to comply with its duties to the Limited Partners imposed by the WHLP Partnership Agreement or Applicable Law.

     Section 8.11. Non-Solicitation

     (a) Acquisition Proposals. Subject to the provisions of Sections 8.11(b) and (c) below, and notwithstanding anything to the contrary contained in Section 8.1 of this Agreement, from the date of this Agreement until the termination of this Agreement (if terminated), (i) neither General Partner nor Seller will, and each of General Partner and Seller will cause its officers, managers, agents, representatives or any other Person acting at its direction not to, directly or indirectly, pursue (including knowingly furnishing confidential information to further an Acquisition Proposal (except as required pursuant to Applicable Law or the WHLP Partnership Agreement)), solicit, negotiate or accept any offers for the sale (or a refinancing with equity participation) of the Hotel or any portion thereof, the lease of all or substantially all of the Hotel, or the sale of more than 33% of the outstanding equity interests in WHLP (any such offer being referred to as an “Acquisition Proposal”) or accept or recommend an Acquisition Proposal or enter into any letter of intent or any agreement relating to any Acquisition Proposal; (ii) Seller shall immediately cease and cause to be terminated any existing activities discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal; and (iii) Seller shall promptly notify the Purchaser if Seller receives any Acquisition Proposal after the date of this Agreement. Nothing in this Agreement shall prohibit Seller from removing, disposing of, or selling any Hotel furniture, fixtures, equipment or personal property in the Ordinary Course of Business or the continuing renovation (including the 2004 Capital Work and, if applicable, 2005 Capital Work) of the Hotel.

     (b) Competing Proposal. Notwithstanding anything to the contrary in this Section 8.11, nothing contained in Section 8.11 shall prohibit Seller, General Partner or WHLP from furnishing information to or entering into discussions or negotiations with any Person that makes a written unsolicited Acquisition Proposal after the date of this Agreement (a “Competing Proposal”), if in connection with furnishing such information to, or entering into discussions with, such Person, (i) Seller, prior to furnishing such information or entering into such discussions, provides written notice to the Purchaser to the effect that it is furnishing information to, or entering into discussions with, such Person, and (ii) the General Partner determines, in good faith and after consultation with its financial advisors and counsel, that such action is required for the General Partner to comply with its duties to the Limited Partners imposed by the WHLP Partnership Agreement or Applicable Law.

     (c) Superior Acquisition Proposal. Prior to receipt of the LP Approval, if an Acquisition Proposal is made that the General Partner has determined in good faith is a Superior Acquisition Proposal, the Seller and General Partner shall (i) notify the Purchaser in writing of its receipt of, and intention to accept, such Superior Acquisition Proposal (the “SAP Notice”), (ii) identify the third party making such Superior Acquisition Proposal, and (iii) attach the most current version of such Superior Acquisition Proposal to such notice, all of which information will be kept confidential by the Purchaser in accordance with the terms of this Agreement. The Purchaser shall have the opportunity, which may be exercised, if at all, not later than the expiration of the five (5) Business Day period following receipt by Purchaser of the SAP Notice (the “Response Period”), to amend this Agreement to provide for the sale of the Hotel on terms and conditions that the General Partner determines, in good faith after consultation with its financial advisors; (1) are at least as favorable, from a financial point of view; and (2) are at least as likely to result in consummation of a sale of the Hotel within substantially the same time frame as, the terms and conditions of the Superior Acquisition Proposal. If: (a) Purchaser fails to so amend this Agreement in the manner and within the time frame required by the preceding sentence; or (b) the General Partner determines that the terms and conditions offered by the Purchaser in any such amendment are not as favorable as the terms of the Superior Acquisition Proposal, then Purchaser’s opportunity to so amend this Agreement shall terminate, in either event, not later than 5:00 p.m. E.S.T. on the fifth (5th) Business Day following Purchaser’s receipt of the SAP Notice and then, notwithstanding the provisions of Sections 8.11(a) and (b), Seller, WHLP and/or the General Partner may, upon payment of the Break-Up Fee and Out-of-Pocket-Expenses to Purchaser in accordance with Sections 13.3(a) and (b), terminate this Agreement by written notice thereof delivered to Purchaser (and, in connection therewith, withdraw or modify the GP Recommendation) and accept such Superior Acquisition Proposal. The Seller shall not enter into an agreement regarding the transactions contemplated by a

Superior Acquisition Proposal prior to the sixth (6th) business day after it has provided the SAP Notice to the Purchaser. In addition, the Seller shall keep the Purchaser reasonably informed of the status and details of the Superior Acquisition Proposal (including amendments or proposed amendments thereto) during the Response Period and notify the Purchaser promptly if its intention to enter into a binding, written agreement for the Superior Acquisition Proposal shall change. For all purposes of this Agreement, “Superior Acquisition Proposal” means a bona fide written proposal made by a third party to acquire the Hotel (or a majority of the outstanding interests in WHLP) on terms and conditions which, in the aggregate, the General Partner determines, after consultation with its financial advisors and outside counsel: (i) are more favorable, from a financial point of view, than the terms of this Agreement; and (ii) are at least as likely to result in consummation of the sale of the Hotel within substantially the same time frame, as the terms of this Agreement.

     Section 8.12. Required Disclosures. Notwithstanding any other provision of this Agreement, WHLP and the General Partner shall be permitted under this Agreement to take and disclose to the Limited Partners a position contemplated by Rules 14d-9 or 14e-2 promulgated under the Exchange Act, to issue a “stop-look-and-listen letter” pursuant to Rule 14d-9(f) promulgated under the Exchange Act (which shall not be deemed to be a withdrawal or modification of the GP Recommendation) and to make any disclosure to the Limited Partners if, in the good faith judgment of the General Partner, after consultation with outside counsel, such disclosure is required to comply with its duties to the Limited Partners; provided, however, that neither WHLP nor the General Partner shall, unless the requirements of Section 8.11(c) have been satisfied, either (i) recommend that the Limited Partners of WHLP tender their equity interests in WHLP in connection with any tender or exchange offer (or otherwise approve or recommend an Acquisition Proposal) or (ii) withdraw, materially modify or materially amend the GP Recommendation.

     Section 8.13. Financing. From time to time from the date of this Agreement until Closing, Purchaser shall provide to Seller updates as reasonably requested by Seller regarding the financing Purchaser proposes to obtain, if any, in order to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary contained herein, this is an all-cash sale and the terms hereof are not contingent upon Purchaser obtaining any financing. Purchaser understands and agrees that neither its receipt of a commitment from a lending institution or investor, its acceptance of such a commitment, nor its satisfaction of any condition set forth in such a commitment shall in any way be a condition of Purchaser’s obligations under this Agreement. Seller makes no representation or warranty as to Purchaser’s ability to obtain any financing.

     Section 8.14. Purchaser’s Prior Inspections and Due Diligence; Pre-Closing Access

     (a) Inspections. Pursuant to the Access Agreement, Purchaser, with its officers, employees, contractors, consultants, agents or representatives (“Purchaser’s Inspectors”), had the right to perform such examinations, tests, investigations and studies of the Property (any such previously performed or future examinations, tests, investigations and studies by Purchaser’s Inspectors of the Property, the “Inspections”) as Purchaser reasonably deemed advisable, in accordance with the terms of the Access Agreement.

     (b) Seller’s Due Diligence Materials.

          (i) Pursuant to the Access Agreement, Seller provided to Purchaser or made available to Purchaser in electronic format on an electronic website or otherwise, certain due diligence materials in Seller’s Possession relating to the Property and Business. All documents and materials heretofore or hereafter provided to Purchaser pursuant to the Access Agreement, the Confidentiality Agreement, this Agreement or otherwise, together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations or other analyses made by or for Purchaser based on the information in such documents or materials, are referred to collectively herein as the “Seller Due Diligence Materials”.

          (ii) If this Agreement is terminated, Purchaser promptly shall, upon receipt of the written request of Seller, (A) return all Seller Due Diligence Materials provided to Purchaser (not including any summaries, abstracts, compilations or other analyses made by Purchaser or its counsel or advisors) and specifically requested by Seller, and destroy all other Seller Due Diligence Materials, (B) cause all Persons to whom Purchaser has provided any Seller Due Diligence Materials to return any Seller Due Diligence Materials to Purchaser which were specifically requested by Seller, and destroy all other Seller Due Diligence Materials, and (C) certify to Seller that all Seller Due Diligence Materials which were specifically requested by Seller have been returned to Seller and all other Seller Due Diligence Materials have been destroyed.

     (c) Purchaser’s Due Diligence Reports. In the event Seller satisfies its obligations to Purchaser pursuant to Sections 13.3(a) and (b), Purchaser shall, upon Seller’s request, provide a copy to Seller’s counsel of all third party environmental, engineering and appraisal reports prepared on behalf of Purchaser in connection with the Inspections (the “Purchaser Due Diligence Reports”). In such event, if also requested by Seller in writing, Purchaser shall cooperate in Seller’s efforts to obtain an original of any such Purchaser Due Diligence Reports for Seller, together with a reliance letter in favor of Seller from such Person who prepared such Purchaser Due Diligence Reports in favor of Seller; provided, however, that Seller shall pay for any fees, costs or expenses charged by such Person for such original Purchase Due Diligence Report and/or and reliance letter.

     (d) Pre-Closing Access. Seller agrees that Seller will permit: (i) the Purchaser, and (ii) in the event that Purchaser proposes to obtain financing in order to consummate the transactions contemplated hereby, the party or parties providing such financing (“Lender Parties”), to gain reasonable access to the Hotel from time to time prior to Closing (“Pre-Closing Access”); provided, that : (A) in the case of Purchaser, such Pre-Closing Access shall be subject to the prior written approval of Seller, which approval shall not be unreasonably withheld, and, in the case of any Lender Parties, such Pre-Closing Access shall be limited to purposes related to the underwriting of such proposed financing; (B) Purchaser and/or the Lender Parties (as the case may be) shall provide Seller with reasonable prior written notice of any such proposed Pre-Closing Access; (C) any persons who desire to enter the Hotel in connection with any such Pre-Closing Access shall, if requested by Seller, be accompanied by an employee, agent or representative of Seller; (D) any such Pre-Closing Access shall occur on Business Days between 9:00 a.m. and 5:00 p.m. (Chicago time), unless otherwise approved in writing by Seller; (E) no such Pre-Closing Access shall involve any drilling, coring or other invasive testing, without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion; (F) any such Pre-Closing Access shall be subject to the rights of tenants, guests and customers at the Hotel; and (G) no such Pre-Closing Access shall unreasonably interfere with the operations of the Hotel, and each person entering the Hotel pursuant to any such Pre-Closing Access shall comply with Seller’s requests with respect to such access to minimize such interference.

     (e) Release and Indemnification. Purchaser (for itself and all Purchaser Indemnitees) hereby releases and waives any claims against the Seller Indemnitees for any Indemnification Loss incurred by any Purchaser Indemnitee to the extent caused by the Inspections or any Pre-Closing Access, except to the extent resulting from Seller’s or Seller Parties’ gross negligence or intentional misconduct. Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees (with counsel reasonably acceptable to the applicable Seller Indemnitees) in accordance with Article XV from and against any Indemnification Loss incurred by any Seller Indemnitee arising from or in connection with the Inspections or Pre-Closing Access, except to the extent such Indemnification Loss results from Seller’s or Seller Parties’ gross negligence or intentional misconduct and specifically excluding any Indemnification Loss to the extent caused by a pre-existing condition at the Property. At Seller’s request, Purchaser, at its cost and expense, shall repair any damage to the Property or any other property owned by a Person other than Purchaser to the extent caused by the Inspections or Pre-Closing Access (and specifically excluding any pre-existing condition at the Property or with respect to such third party’s property), and restore the Property or such other third-party property to the same condition as existed prior to such Inspections or Pre-Closing Access, or replace the Property or such third-party property with property of the same or better quality.

     Section 8.15. Capital Work.

     (a) Generally.

          (i) Seller and Purchaser acknowledge and Seller agrees that it will cause the work described on Schedule 8.15 hereof (the “2004 Capital Work”) to be performed with respect to the Hotel in the Ordinary Course of Business consistent with Seller’s schedule therefor and in accordance with the provisions of Section 8.15(b)(i); provided, that: (A) Seller shall use commercially reasonable efforts to complete the 2004 Capital Work on or before March 31, 2005, and (B) nothing contained in the foregoing shall be deemed to obligate Seller to complete the 2004 Capital Work prior to Closing or prior to the end of calendar year 2004. In the event that the 2004 Capital Work is not completed prior to Closing, then (notwithstanding anything to the contrary contained in clause (A) of the preceding sentence) Seller shall have no obligation to perform the same from and after the Closing, and Purchaser shall, from and after the Closing, assume responsibility for the completion thereof.

          (ii) Seller agrees to adopt and implement a budget relating to capital expenditures from funds in the FF&E Reserve Account allocable to the calendar year 2005 (other than any portion of the 2004 Capital Work which is performed or to be performed in calendar year 2005) (the “2005 Capital Budget”; the work contemplated by the 2005 Capital Budget is referred to herein as the “2005 Capital Work”) in the Ordinary Course of Business. Seller shall have the right, but not the obligation, to perform any portion of the 2005 Capital Work prior to Closing. Seller shall have no obligation to perform any 2005 Capital Work after the Closing, and Purchaser shall, from and after the Closing, assume responsibility for the completion thereof. Purchaser acknowledges that Seller has, as part of the Seller Due Diligence Materials, heretofore made available to Purchaser documentation (in the form of a five (5) year capital budget for the Hotel) disclosing the estimated amounts and general description of such work that Seller anticipates, as of the date hereof, will be set forth on the 2005 Capital Budget and, to the extent that the 2005 Capital Budget contemplates material changes to the estimated amounts disclosed by such documentation or the general description of the work to be performed such that the scope of the work to be performed will materially change, Seller shall obtain the prior consent of Purchaser to such material change, which consent shall not be unreasonably withheld, conditioned or delayed.

          (iii) The cost of any portion of the Applicable Capital Work which is performed during the period prior to Closing shall be defrayed from funds in the FF&E Reserve Account (or, at Seller’s election, from Seller’s own funds).

     (b) Performance of the Applicable Capital Work.

          (i) Seller shall cause any Applicable Capital Work performed by it to be performed: (A) in a good and workmanlike manner; (B) in accordance with typical customs and practices applicable to work of a similar nature in the hotel industry and in accordance with the standards and practices of similar hotels managed by Manager and its Affiliates; (C) in compliance, in all material respects, with all Applicable Laws; and (D) substantially in accordance with the scope of work and plans and specifications, or estimated amounts and general description of work, as the case may be, delivered to Purchaser prior to the date hereof. In the event that Seller determines that the 2004 Capital Work will not be completed prior to Closing, then Purchaser and Seller shall, prior to Closing, reasonably cooperate with each other in furtherance of transitioning responsibility for the portion of the 2004 Capital Work (and, if commenced by Seller prior to Closing, the 2005 Capital Work) that will not be completed as of Closing from Seller to Purchaser in a manner mutually acceptable to Purchaser and Seller, which may include arrangements pursuant to which the construction contracts pertaining to such incomplete portion of the 2004 Capital Work (and/or 2005 Capital Work, if applicable) will, as of the Closing Date, be assigned by Seller to Purchaser and assumed by Purchaser from Seller. On the Closing Date, Seller shall assign to Purchaser all assignable warranties from the contractors pertaining the Applicable Capital Work. Nothing contained in this Section 8.15 shall limit any obligation of Purchaser to establish and/or maintain the reserves (including any capital reserves and/or replacement reserves) required under the Management Agreement.

          (ii) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Seller shall not, without the prior consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, undertake capital improvements or expenditures costing in the aggregate in excess of $50,000 and which are not contemplated under the Applicable Capital Budget; provided, that Purchaser’s consent shall not be required for capital improvements or expenditures which: (w) are required as a result of an emergency or hazardous condition, as reasonably determined by Seller, (x) constitute repairs or maintenance to the Hotel (including replacement of any worn, broken or malfunctioning equipment thereat) which are performed in the Ordinary Course of Business, (y) are required to be performed under Applicable Law, or (z) are performed in connection with any loss or damage to the Hotel by reason of fire or other casualty or condemnation. In addition, Seller agrees that it will reasonably consult with Purchaser prior to executing and delivering any construction contract after the date hereof with respect to the Applicable Capital Work which, in Seller’s good faith judgment, contains terms and provisions which are materially less favorable (to the owner thereunder) than the terms and provisions of any contracts for the Applicable Capital Work existing as of the date hereof (copies of which have been delivered by Seller to Purchaser) (“Existing Applicable Capital Work Contracts”). In the event Seller desires, after the date hereof, to enter into any contracts for the Applicable Capital Work on terms and provisions which are materially less favorable (to the owner thereunder) than the terms and provisions of the Existing Applicable Capital Work Contracts, such materially less favorable terms and provisions shall be subject to the approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed, and which shall, in any event, be deemed given if Purchaser does not respond or comment to such terms and provisions within three (3) Business Days after Seller’s request for Purchaser’s approval, which request shall be accompanied by a copy of any such materially less favorable terms and provisions.

     Section 8.16. Bulk Sales Notice to Chicago Department of Revenue.

     (a) Within forty-five (45) days after the date hereof, Seller shall (A) give written notice to the City of Chicago Department of Revenue (“CDR”) of the intended sale of the Property setting forth all of the information required pursuant to Chicago Municipal Code Section 3-4-140 (the “Ordinance”) and (B) shall give written notice to Illinois Department of Revenue (“IDR”) of the intended sale of the Property setting forth all of the information required pursuant to Section 5/902(d) of the Illinois Income Tax Act (“Illinois Act”) and Section 120/5j of the Illinois Retailer’s Occupation Tax (“Retailer’s Act”). At Closing, Seller shall furnish to Purchaser, with respect to the Ordinance, either (i) a copy of the notice from the CDR setting forth the amount, if any, required to be withheld (“CDR Notice”) or (ii) a statement that the CDR Notice has not been received. At Closing, Seller shall furnish to Purchaser, with respect to the Illinois Act and the Retailer’s Act, either (I) a copy of a notice from the IDR setting forth the amount, if any required to be withheld (“IDR Notice”) or (II) a statement that the IDR Notice has not been received. Seller agrees that, if either of the CDR Notice or the IDR Notice has been received, Purchaser may, at Closing, deduct and withhold from the proceeds that are due Seller the amount necessary to comply with the withholding requirements imposed by the Ordinance, the Illinois Act and the Retailer’s Act, as applicable. At Closing, Purchaser shall deposit the amount so withheld in escrow with the Escrow Agent pursuant to terms and conditions reasonably acceptable to Seller and Purchaser, but in any event, complying with the Ordinance, the Illinois Act and the Retailer’s Act, as applicable. If any such amount has been deposited by

Purchaser in escrow pursuant to the Ordinance, then such amount shall be immediately paid to Seller upon Seller’s delivery to Purchaser and the Escrow Agent of a letter, certificate or receipts from the CDR showing (x) all taxes, penalties and interest have been paid by Seller to (or as directed by) CDR or (y) no such taxes, penalties and interest are due from Seller. If any such amount has been deposited by Purchaser in escrow pursuant to the Illinois Act and/or Retailer’s Act, then such amount shall be immediately paid to Seller upon Seller’s delivery to Purchaser and the Escrow Agent of a letter, certificate or receipts from the IDR showing (X) all taxes, penalties and interest have been paid by Seller to (or as directed by) IDR or (Y) no such taxes, penalties and interest are due from Seller.

     (b) Notwithstanding the foregoing, neither the issuance of a CDR Notice from the CDR or an IDR Notice from the IDR shall be a condition precedent to Closing. To the extent the Seller does not provide a CDR Notice or an IDR Notice at Closing, Seller agrees to indemnify and hold Purchaser harmless from and against any and all losses, costs, claims, causes of action, damages, and expenses including court costs and reasonable attorney’s fees, which directly arise out of (i) Seller’s failure to give the notice of sale as required in this Section 8.16 to the CDR or the IDR, as applicable, informing them of the transactions contemplated herein within the time period required under the Ordinance, Illinois Act or Retailer’s Act, as applicable or (ii) the failure to withhold any amounts that would have been required to be withheld pursuant to any CDR Notice or an IDR Notice issued after Closing. The indemnification provision of this Section 8.16 shall survive the Closing until the earlier of (a) receipt of the last of the CDR Notice and the IDR Notice to the extent not furnished at Closing and a deposit by Seller of the amount, if any, required to be withheld pursuant to both such notices with the Escrow Agent, (b) the time period for the CDR to provide a CDR Notice has passed and the time period for the IDR to provide the IDR Notice has passed, or (c) Seller furnishes evidence from each of the CDR and the IDR of payment of the liabilities required to be paid by Seller pursuant to the Ordinance, the Illinois Act and the Retailer’s Act, as applicable.

     (c) Purchaser agrees that it will reasonably cooperate with Seller in Seller’s efforts to obtain the CDR Notice and IDR Notice, which may include providing such non-confidential information as Seller may reasonably require in order to complete any filings necessary therefor, and/or executing any documents as may be required therefor.

ARTICLE IX

CLOSING CONDITIONS

     Section 9.1. Mutual Closing Conditions.

     (a) Satisfaction of Mutual Closing Conditions. The respective obligations of Seller and Purchaser to close the transaction contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Mutual Closing Conditions”):

          (i) Adverse Proceedings. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect, and there shall not be pending or threatened any suit, action or proceeding by any Governmental Authority, preventing or seeking to prevent the transaction described in this Agreement (an “Adverse Proceeding”), unless (in any of the foregoing cases) the same shall have been dismissed, released or otherwise cured prior to Closing; provided, however, that if such Adverse Proceeding is a judgment, order or decree resulting from an action by one or more limited partners of WHLP which shall not have been dismissed, released or otherwise cured prior to Closing (an “LP Adverse Proceeding”), then notwithstanding anything else to the contrary contained in this Agreement, any failure of the Mutual Closing Condition described in this Section 9.1(a)(i) resulting from such LP Adverse Proceeding shall be deemed for all purposes of this Agreement to constitute a failure by Seller to obtain the Seller Approval; provided, further, that if Seller determines that it will be unable to cause any such LP Adverse Proceeding to be dismissed, released or otherwise cured prior to the then scheduled Closing Date, Seller shall have the right, but not the obligation, to postpone the Closing for up to sixty (60) days in order to enable Seller to effect such dismissal, release or other cure, but Seller may not extend the Closing Date beyond the date that is one hundred eighty (180) days after the date of this Agreement pursuant to this Section 9.1(a)(i).

          (ii) Adverse Law. No Applicable Law shall have been enacted that would make illegal or invalid or otherwise prevent the consummation of the transaction described in this Agreement.

          (iii) Seller Approval. Seller shall have obtained Seller Approval.

     Section 9.2. Purchaser Closing Conditions

     (a) Satisfaction of Purchaser Closing Conditions. In addition to the Mutual Closing Conditions, Purchaser’s obligations to close the transactions described in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser Closing Conditions”):

          (i) Seller’s Deliveries. All of the Seller Closing Deliveries shall have been delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing.

          (ii) Representations and Warranties. The representations or warranties of Seller in this Agreement (as qualified by any schedules to this Agreement and any amendments or supplements to such schedules) shall be true and correct as of the Closing (or as of such other date to which such representation or warranty expressly is made) in all material respects.

          (iii) Covenants and Obligations. The covenants and obligations of Seller in this Agreement shall have been performed in all material respects.

          (iv) Title Commitment. The Title Company shall have committed to issue an owner’s title insurance policy to Purchaser (which may be in the form of a mark-up of the Title Commitment), insuring Purchaser’s fee simple interest in the Property on the Closing Date, with gap coverage from the Closing Date through the date of recording, subject only to the Permitted Exceptions, with extended coverage.

          (v) Management Agreement Amendment. An amendment to the Management Agreement shall have been duly executed by Manager in the form attached as Exhibit J to this Agreement.

          (vi) Bank Account. Seller shall have caused the Manager to establish a new bank account with a banking institution designated by Purchaser and acceptable to Manager for the purpose of maintaining the Fund (as defined in the Management Agreement).

     (b) Failure of Purchaser Closing Condition. The Purchaser Closing Conditions are for the benefit of Purchaser, and Purchaser shall have the right to waive any of the Purchaser Closing Conditions at or prior to Closing; provided, however, that any such waiver shall be made in writing executed by Purchaser. Notwithstanding the foregoing, in the event a Purchaser Closing Condition is not satisfied at or prior to Closing and Purchaser nevertheless closes the transactions described in this Agreement, then Purchaser shall be deemed to have waived such Purchaser Closing Condition.

     Section 9.3. Seller Closing Conditions.

     (a) Satisfaction of Seller Closing Conditions. In addition to the Mutual Closing Conditions, Seller’s obligations to close the transactions contemplated in this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Seller Closing Conditions”):

          (i) Receipt of the Purchase Price. Purchaser shall have (A) paid to Seller or deposited with Escrow Agent, together with an unconditional and irrevocable written direction to disburse the same to Seller, the Purchase Price (as adjusted pursuant to Section 3.1), and (B) delivered an unconditional and irrevocable written direction to Escrow Agent to disburse the Earnest Money to Seller.

          (ii) Purchaser’s Deliveries. All of the Purchaser Closing Deliveries shall have been delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller at Closing.

          (iii) Representations and Warranties. The representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (or as of such other date to which such representation or warranty expressly is made).

          (iv) Covenants and Obligations. The covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects.

          (v) Management Agreement Amendment. An amendment to the Management Agreement shall have been duly executed by Purchaser in the form attached as Exhibit J to this Agreement.

     (b) Failure of Seller Closing Condition. The Seller Closing Conditions are for the benefit of Seller, and Seller shall have the right to waive any of the Seller Closing Conditions at or prior to Closing; provided, however, that any such waiver shall be made in writing executed by Seller. Notwithstanding the foregoing, in the event a Seller Closing Condition is not satisfied at or prior to Closing and Seller nevertheless closes the transactions described in this Agreement, then Seller shall be deemed to have waived such Seller Closing Condition.

     Section 9.4. Frustration of Closing Conditions. Seller and Purchaser may not rely on the failure of the Mutual Closing Conditions or, respectively, the Seller Closing Conditions or Purchaser Closing Conditions, if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur. Notwithstanding the foregoing, in the event a Mutual Closing Condition is not satisfied at or prior to Closing and Seller and/or Purchaser nevertheless close the transactions described in this Agreement, then Seller and/or Purchaser shall be deemed to have waived such Mutual Closing Condition.

ARTICLE X

CLOSING

     Section 10.1. Closing Date. The closing of the transaction described in this Agreement (the “Closing”) shall occur on the twentieth (20th) Business Day after the date on which Seller shall have delivered the Seller’s Approval Notice (as such date may be postponed pursuant to Sections 5.3(d), 13.4, 14.1(a) or 14.2(a)), or such other date as agreed to in writing between Seller and Purchaser but in no event shall such date be (i) earlier than the date that is one hundred (100) days after the date of this Agreement, or (ii) later than the date that is one hundred eighty (180) days after the date of this Agreement (the date on which the Closing occurs is referred to herein as the “Closing Date”). The Closing shall occur at the offices of Seller’s counsel or such other place as agreed to in writing between Seller and Purchaser.

     Section 10.2. Closing Escrow. The Closing shall take place by means of a so-called “New York-style” escrow (the “Closing Escrow”), in which case at or prior to the Closing, the Parties shall enter into a closing escrow agreement with the Escrow Agent with respect to the Closing Escrow in form and substance reasonably acceptable to Seller, Purchaser and the Escrow Agent (the “Closing Escrow Agreement”) pursuant to which (i) the Purchase Price to be paid by Purchaser pursuant to Section 3.3 shall be deposited with Escrow Agent, (ii) all of the documents required to be delivered by Seller and Purchaser at Closing pursuant to this Agreement shall be deposited with Escrow Agent, and (iii) at Closing, the Purchase Price (as adjusted pursuant to Section 3.1) and the Earnest Money shall be disbursed to Seller and the documents deposited into the Closing Escrow shall be delivered to Seller and Purchaser (as the case may be) pursuant to the Closing Escrow Agreement and otherwise in accordance with the terms of this Agreement.

     Section 10.3. Closing Deliveries.

     (a) Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser or deposited with Escrow Agent in the Closing Escrow to be delivered to Purchaser at Closing, all of the (i) documents, each of which shall have been duly executed by Seller and acknowledged (if required), and (ii) other items, set forth in this Section 10.3(a) (the “Seller Closing Deliveries”), as follows:

     (i) A closing certificate substantially in the form of Exhibit C, together with all exhibits thereto;

     (ii) A quit claim deed substantially in the form of Exhibit D, conveying all of Seller’s right, title and interest in and to the Real Property to Purchaser;

     (iii) A Bill of Sale in the form of Exhibit E, transferring the FF&E, Supplies, IT Systems, F&B, Retail Merchandise, Books and Records, Plans and Specifications, Bookings and Current Accounts Receivable to Purchaser on the terms set forth therein;

     (iv) A General Assignment and Assumption in the form of Exhibit F, assigning the Tenant Leases, Equipment Leases, Operating Agreements, Warranties, Licenses and Permits, Intellectual Property and Bookings to Purchaser on the terms set forth therein;

     (v) An Assignment and Assumption of Union Contracts substantially in the form of Exhibit G, assigning the Union Contracts to Purchaser on the terms set forth therein;

     (vi) A certificate or registration of title for any owned vehicle or other Personal Property included in the Property which requires such certification or registration, duly executed by Seller, conveying such vehicle or such other Personal Property to Purchaser;

     (vii) An Assignment and Assumption of Hotel Management Agreement in the form of Exhibit H, assigning the Management Agreement to Purchaser on the terms set forth therein;

     (viii) An Assignment and Assumption of the Parking Management Agreement in the form of Exhibit H-1, assigning the Parking Management Agreement to Purchaser on the terms set forth therein;

     (ix) Such agreements, affidavits or other documents as may be reasonably required by the Title Company;

     (x) Any real estate transfer tax declaration or similar documents required under Applicable Law in connection with the conveyance of the Real Property;

     (xi) A FIRPTA affidavit in the form set forth in the regulations under Section 1445 of the Code;

     (xii) Reasonable evidence (which may include a copy of the written notice delivered by Seller to the CDR) that Seller has complied with Section 8.16 of this Agreement;

     (xiii) To the extent not previously delivered to Purchaser, all originals (or copies if originals are not available) of the Tenant Leases, Contracts, Licenses and Permits, Warranties, Books and Records, keys and lock combinations in Seller’s Possession, which shall be located at the Hotel on the Closing Date and deemed to be delivered to Purchaser upon delivery of possession of the Hotel; provided, however, that Seller shall have the right to (A) redact and reformat any Books and Records which include data or other information pertaining to any other hotels owned, managed or franchised by Seller, Starwood, Manager or their Affiliates, and (B) retain copies of any Books and Records delivered to Purchaser;

          (xiv) The Closing Statement prepared pursuant to Section 11.1; and

          (xv) Such other documents and instruments as may be reasonably requested by Purchaser in order to consummate the transaction described in this Agreement.

     (b) Purchaser’s Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Seller or deposited with Escrow Agent in the Closing Escrow to be delivered to Seller all of the (i) documents, each of which shall have been duly executed by Purchaser and acknowledged (if required), and (ii) other items, set forth in this Section 10.3(b) (the “Purchaser Closing Deliveries”), as follows:

          (i) The Purchase Price (as adjusted pursuant to Section 3.1) to be paid by Purchaser;

          (ii) An unconditional and irrevocable letter of direction to Escrow Agent directing Escrow Agent to disburse the Earnest Money to Seller;

          (iii) A closing certificate in the form of Exhibit I, together with all exhibits thereto;

          (iv) A counterpart of each of the documents and instruments to be delivered by Seller under Section 10.3(a) which require execution by Purchaser; and

          (v) Such other documents and instruments as may be reasonably requested by Seller or the Title Company in order to consummate the transaction described in this Agreement.

     Section 10.4. Possession. Seller shall deliver possession of the Real Property, subject to the Permitted Exceptions, and tangible Personal Property to Purchaser upon completion of the Closing.

ARTICLE XI

PRORATIONS AND EXPENSES

     Section 11.1. Closing Statement. No later than 11:59 p.m. (Eastern Time) on the day prior to Closing, the Parties, through their respective employees, agents or representatives, jointly shall make such examinations, audits and inventories of the Hotel as may be necessary to make the adjustments and prorations to the Purchase Price as set forth in Sections 11.2 and 11.3 or any other provisions of this Agreement. Based upon such examinations, audits and inventories, the Parties jointly shall prepare prior to Closing a closing statement (the “Closing Statement”), which shall set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement shall be approved and executed by the Parties at Closing, and such adjustments and prorations shall be final with respect to the items set forth in the Closing Statement, except to the extent any such items shall be reprorated after the Closing as expressly set forth in Section 11.2.

     Section 11.2. Prorations. The items of revenue and expense set forth in this Section 11.2 shall be prorated between the Parties (the “Prorations”) as of 11:59 p.m. (Eastern Time) on the day preceding the Closing Date (the “Cut-Off Time”), or such other time expressly provided in this Section 11.2, so that the Closing Date is a day of income and expense for Purchaser.

     (a) Taxes. All Taxes that accrue during the taxable period during which the Closing Date occurs shall be prorated as of the Cut-Off Time between Seller and Purchaser. If the amount of any such Taxes is not ascertainable on the Closing Date, the proration for such Taxes shall be based on the most recent available bill; provided, however, that after the Closing, Seller and Purchaser shall reprorate the Taxes and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant taxable period. The obligations of Seller and Purchaser to reprorate Taxes shall survive the Closing for the Survival Period specified in Section 15.1(b) hereof; provided, that the obligation to reprorate real property Taxes that accrue during the taxable period during which the Closing Date occurs shall survive the Closing for a period of sixty (60) days after the date on which the bills for the final installment(s) of real property Taxes which are subject to reproration as provided herein are received.

     (b) Tenant Leases. Any rents and other amounts prepaid, accrued or due and payable under the Tenant Leases shall be prorated as of the Cut-Off Time between Seller and Purchaser. Purchaser shall receive a credit for all assignable security deposits held by Seller under the Tenant Leases which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Tenant Leases. Purchaser shall not receive a credit for any non-assignable security deposits held by Seller which Seller shall return to the tenant under such Tenant Lease, and Purchaser shall obtain any replacement security deposit from such tenant.

     (c) Contracts. Any amounts prepaid, accrued or due and payable under the Contracts (other than for utilities which proration is addressed separately in this Section 11.1(e)) shall be prorated as of the Cut-Off Time between Seller and Purchaser. Purchaser shall receive a credit for all deposits held by Seller under the Contracts (together with any interest thereon) which are not transferred to Purchaser, and Purchaser thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Contracts. Seller shall receive a credit for all deposits made by Seller under the Contracts (together with any interest thereon) which are transferred to Purchaser or remain on deposit for the benefit of Purchaser.

     (d) Licenses and Permits. All amounts prepaid, accrued or due and payable under any Licenses and Permits transferred to Purchaser shall be prorated as of the Cut-Off Time between Seller and Purchaser. Seller shall receive a credit for all deposits made by Seller under the Licenses and Permits (together with any interest thereon) which are transferred to Purchaser or which remain on deposit for the benefit of Purchaser.

     (e) Utilities. All utility services shall be prorated as of the Cut-Off Time between Seller and Purchaser. The Parties shall use commercially reasonable efforts to obtain readings for all utilities as of the Cut-Off Time. If readings cannot be obtained as of the Cut-Off Time, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Parties shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period. Seller shall receive a credit for all fuel stored at the Hotel based on Seller’s actual cost for such fuel. Seller shall receive a credit for all deposits transferred to Purchaser or which remain on deposit for the benefit of Purchaser with respect to such utility contracts.

     (f) Compensation. If the payroll period for the Employees ends on the date prior to the Closing Date, Seller shall (or shall cause Manager to) pay all Compensation due to the Employees for such payroll period, and Purchaser shall not receive a credit for such Compensation. If the payroll period for the Employees does not end on the date prior to the Closing date, Purchaser shall receive a credit for all Compensation that is earned by the Employees as of the Cut-Off Time for the payroll period that includes the Closing Date, and Purchaser shall pay all Compensation due to the Employees for such payroll period.

     (g) Accrued Benefits. Purchaser shall receive a credit in an amount equal to the Accrued Benefits as of the Cut-Off Time for all Employees.

     (h) Bookings. Purchaser shall receive a credit for all prepaid deposits for Bookings scheduled to occur on or after the Closing Date, except to the extent such deposits are transferred to Purchaser.

     (i) Retail Merchandise and F&B. Seller shall receive a credit for all Retail Merchandise and unopened items of F&B (including all F&B in any “mini-bars” in the guest rooms) based on Seller’s cost for such items.

     (j) Restaurants and Bars. Seller shall close out the transactions in the restaurants and bars operated by, for or on behalf of Seller in the Hotel as of the regular closing time for such restaurants and bars during the night in which the Cut-Off Time occurs and retain all monies collected as of such closing, and Purchaser shall be entitled to any monies collected from the restaurants and bars thereafter.

     (k) Vending Machines. Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin-operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and Purchaser shall be entitled to any monies collected therefrom after the Cut-Off Time.

     (l) Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section 11.2, (i) Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services for the Business (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Hotel prior to Closing, and (ii) Purchaser shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and Purchaser shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable; provided, however, Seller and Purchaser shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services. Seller shall receive a credit for all advance payments or deposits made with respect to FF&E, Supplies, F&B and Retail Merchandise ordered, but not delivered to the Hotel prior to the Closing Date, and Purchaser shall pay the amounts which become due and payable for such FF&E, Supplies, F&B and Retail Merchandise which were ordered prior to Closing.

     (m) Cash. Seller shall receive a credit for all cash on hand or on deposit in any house bank at the Hotel, to the extent that Seller shall elect that the same remain on deposit for the benefit of Purchaser as of the Closing.

     (n) Management Fees. All fees and expenses, including all deferred management fees and expenses due under the Management Agreement and the Parking Management Agreement shall be prorated in accordance with the provisions of Schedule 11.2(n).

     (o) Reserves.

          (i) Seller shall be entitled to receive all amounts in the FF&E Reserve Account (whether allocable to the 2004 Capital Work, 2005 Capital Work or otherwise), and there shall be no credit, transfer or proration to Purchaser in respect to such amounts. Seller shall be responsible for paying the cost of all capital expenditures incurred prior to the Closing; provided, however, that Purchaser shall be responsible for paying the cost of any capital expenditures incurred for which it receives a credit at Closing.

          (ii) In the event that the 2004 Capital Work shall have been completed and paid for prior to Closing in accordance with the terms of this Agreement, then there shall be no proration of any amounts allocable to the 2004 Capital Work or 2004 Capital Budget. In the event that the 2004 Capital Work shall not have been completed and paid for prior to Closing, then Purchaser shall receive a credit at Closing equal to the cost of the portion of the 2004 Capital Work which has not been completed and paid for prior to Closing, as reasonably determined by Seller and Purchaser based on the status, as of the Closing Date, of the 2004 Capital Work and the amounts due or to become due to the contractors performing the incomplete or unpaid portion of the 2004 Capital Work pursuant to the construction contracts governing such work. Seller shall, from time to time, with respect to the 2004 Capital Work, deliver to Purchaser (promptly upon Purchaser’s written request therefor, which shall not be made more frequently than once per calendar month) all such information as Purchaser shall reasonably request relating to the status of the 2004 Capital Work and amounts paid or coming due with respect thereto.

          (iii) Purchaser and Seller agree that there shall be no proration or credit of any kind in respect to the 2005 Capital Work or 2005 Capital Budget (or any amounts allocable thereto), but rather Purchaser shall be entirely responsible for all costs and expenses of the 2005 Capital Work (other than any such costs and expenses which are attributable to any portion of the 2005 Capital Work which Seller elects to perform prior to Closing, as provided in Section 8.15, which shall be paid by Seller as provided in Section 11.2(o)(i) above).

          (iv) The terms of this Section 11.2(o) shall survive the Closing. Nothing contained in this Section 11.2(o) shall limit any obligation of Purchaser to establish and/or maintain the reserves (including any capital reserves and/or replacement reserves) required under the Management Agreement.

     (p) Other Adjustments and Prorations. All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a hotel property similar to the Property shall be adjusted and prorated between Seller and Purchaser accordingly.

     (q) In any case in which Purchaser receives a credit at Closing on account of any obligation of Seller hereunder, Seller shall have no further liability for such obligation to the extent the credit so given, and Purchaser shall pay and discharge the same. This Section 11.2(q) shall survive the Closing.

     Section 11.3. Accounts Receivable

     (a) Guest Ledger. At Closing, Seller shall receive a credit in an amount equal to: (i) all amounts charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (ii) one-half (½) of all amounts charged to the Guest Ledger for the room night which includes the Cut-Off Time (other than any restaurant or bar charges on the Guest Ledger which shall be prorated in accordance with Section 11.2(j)), and Purchaser shall be entitled to retain all deposits made and amounts collected with respect to such Guest Ledger.

     (b) Accounts Receivable (Other than Guest Ledger). At Closing, Seller shall receive a credit for all Accounts Receivable (other than the Guest Ledger which is addressed in Section 11.3(a)) in an amount equal to the Accounts Receivable which are unpaid for not more than thirty (30) days (the “Current Accounts Receivable”), and Purchaser shall be entitled to all amounts collected for such Current Accounts Receivable. Seller shall retain the right to collect all Accounts Receivable that are unpaid for more than thirty (30) days (the “Aging Receivables”), and Purchaser shall not receive a credit for the Aging Receivables. Purchaser shall cooperate with (and direct Manager to cooperate with) Seller in collecting the Aging Receivables, at no cost or expense to Purchaser (or Manager) other than any de minimis cost and expense or any cost or expense which Seller agrees in writing to reimburse. If any Aging Receivables are paid to Purchaser after the Closing, Purchaser shall pay to Seller the amounts received by Purchaser within ten (10) days after receipt of such amounts, without any commission or deduction for Purchaser.

     Section 11.4. Transaction Costs

     (a) Seller’s Transaction Costs. In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following items in connection with this transaction: (i) the fees and expenses of removing or curing any Unpermitted Exceptions as required under Section 5.3(c); (ii) the commission due to Broker; (iii) one-half (½) of the closing and escrow fees and expenses for the Escrow Agent (including any fees and costs for a “New York-style” escrow); (iv) Cook County and State of Illinois real property transfer taxes; (v) the fees and expenses for the Survey; (vi) any fees or expenses payable for the assignment of the Tenant Leases (other than the cost of assigning or transferring any security deposits thereunder); (vii) the cost of the Title Commitment (including the cost of the premium in connection with converting the Title Commitment to a title policy and the cost of extended coverage over the general title exceptions, but not including the cost of any title endorsements (except for those owner’s title endorsements obtained for the purpose of curing an Unpermitted Exception), reinsurance or co-insurance); and (viii) the fees and expenses of its own attorneys, accountants and consultants.

     (b) Purchaser’s Transaction Costs. In addition to the other costs and expenses to be paid by Purchaser as set forth elsewhere in this Agreement, Purchaser shall pay for the following items in connection with this transaction: (i) the fees and expenses incurred by Purchaser for Purchaser’s Inspectors or otherwise in connection with the Inspections; (ii) the fees and expenses for any updated Title Commitment or Survey; (iii) any sales or similar tax and recording charges payable in connection with the conveyance of the Property; (iv) any fees or expenses payable for the assignment, transfer or conveyance of the Equipment Leases, Operating Agreements, Warranties, Licenses and Permits, Intellectual Property (including the transfer of any security deposits under any of the foregoing) and security deposits under the Tenant Leases, and any fees payable to replace the goods or services provided under the National/Regional Operating Agreements except to the extent such National/Regional Operating Agreements are continued by Manager after the Closing pursuant to and subject to the terms and provisions of the Management Agreement; (v) any mortgage tax, title insurance fees and expenses for any loan title insurance policies, recording charges or other amounts payable in connection with any financing obtained by Purchaser; (vi) City of Chicago real property transfer taxes; (vii) one-half (-1/2) of the closing and escrow fees and expenses for the Escrow Agent (including any fees and costs for a “New York-style” escrow); (viii) the costs for obtaining any title endorsements (except for those owner’s title endorsements obtained for the purpose of curing an Unpermitted Exception); and (ix) the fees and expenses of its own attorneys, accountants and consultants.

     (c) Other Transaction Costs. All other fees, costs and expenses not expressly addressed in this Section 11.4 or elsewhere in this Agreement shall be allocated between Seller and Purchaser in accordance with applicable local custom for similar transactions.

ARTICLE XII

IT SYSTEMS

     Section 12.1. Removal of IT Systems. Schedule 12.1 sets forth a list of the IT Systems which are leased or licensed by Seller. With respect to any IT Systems which are leased or licensed by Seller, Seller shall provide Purchaser with a contact name and telephone number of the applicable licensor, vendor or supplier, and Purchaser shall (i) be responsible for obtaining any consents or approvals necessary for the assignment or transfer of such lease or license of such IT Systems from Seller to Purchaser, or a new lease or license for such IT Systems (as the case may be), and (ii) pay any fees or expenses charged by the lessor, licensor, vendor or supplier of such IT Systems in respect of such assignment or transfer or new license (as the case may be). Purchaser shall not use any such IT System until it has obtained all such consents, approvals and new licenses as are necessary for it to use such IT System in full compliance with all licenses and other agreements relating thereto. Seller covenants and agrees to reasonably cooperate with Purchaser in connection with obtaining all such consents, approvals and new leases or licenses. With respect to the Excluded IT Systems set forth in Schedule 2.2(e), Seller shall not remove any such Excluded IT Systems from the Hotel at Closing (unless otherwise permitted under this Agreement), it being understood and agreed that such Excluded IT Systems are licensed in the name of Manager and are intended to be used by Manager in the continued operation of the Hotel after the Closing Date in accordance with the provisions of the Management Agreement.

ARTICLE XIII

TERMINATION; EFFECT OF TERMINATION

     Section 13.1. Seller’s Right of Termination. This Agreement may be terminated by Seller (i) in accordance with the terms of Sections 4.1 or 8.11(c) of this Agreement, provided that, with respect to a termination of this Agreement pursuant to the provisions of Section 8.11(c), any such termination shall follow the payment of any money due to Purchaser pursuant to Section 13.3(a) and Section 13.3(b) of this Agreement, (ii) if any of the Mutual Closing Conditions set forth in Section 9.1 has not been satisfied by the Closing Date, (iii) if any of the Seller Closing Conditions set forth in Section 9.3 has not been satisfied by the Closing Date, or (iv) upon a Purchaser Default.

     Section 13.2. Purchaser’s Right of Termination. This Agreement may be terminated by Purchaser (i) in accordance with the terms and conditions of Sections 4.1, 5.3(b), 14.1(a) or 14.2(a) of this Agreement, (ii) if any of the Mutual Closing Conditions in Section 9.1 has not been satisfied by the Closing Date, (iii) if any of the Purchaser Closing Conditions in Section 9.2 has not been satisfied on or before the Closing Date, (iv) upon a Seller Default, or (v) if the General Partner has withdrawn the GP Recommendation (except as a result of a Purchaser Default) or approved or recommended any Superior Acquisition Proposal.

     Section 13.3. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 13.1 or Section 13.2, this Agreement shall thereafter become void and have no effect, without any liability on the part of any Party other than the provisions of this Section 13.3 and such provisions in this Agreement which expressly survive termination of this Agreement.

     (a) Break-Up Fee. If this Agreement is terminated, and, if, and only if: (i) the General Partner has withdrawn the GP Recommendation (except as a result of a Purchaser Default); (ii) Seller, the General Partner or WHLP shall have terminated or caused to be terminated this Agreement pursuant to Section 8.11(c); or (iii)(x) this Agreement is terminated pursuant to the terms of Section 4.1, (y) within six (6) months after such termination Seller, the General Partner or WHLP shall have executed an agreement relating to a transaction contemplated by a Superior Acquisition Proposal made by any Person or Affiliate thereof who had disclosed to Seller, WHLP or the General Partner a Superior Acquisition Proposal made after the date of the Access Agreement but prior to the termination of this Agreement (“New Transaction Agreement”), and (z) Seller, the General Partner or WHLP shall have entered into a binding definitive agreement for such contemplated transaction (“Definitive Agreement”) with the other party to such New Transaction Agreement as to which Definitive Agreement all contingencies shall have been satisfied or waived (other than customary closing conditions relating to Seller’s performance) within twelve (12) months after such termination, then Seller shall pay to Purchaser a fee in the amount of $3,500,000 (the “Break-Up Fee”); provided, however, in no event shall the sum of the Break-Up Fee and the Out of Pocket Expenses reimbursed to Purchaser pursuant to this Section 13.3 exceed the aggregate amount of $4,627,500 (the “Fee Cap”), provided that Purchaser provides Seller with a written general release of Seller’s liabilities and obligations with respect to this Agreement and the Hotel upon Seller’s payment of the Break-Up Fee.

     (b) Reimbursable Expenses. Provided there has not been a Purchaser Default, if (i) the General Partner has withdrawn the GP Recommendation and this Agreement is terminated (except as a result of a Purchaser Default); (ii) Seller, the General Partner or WHLP shall have terminated or caused to be terminated this Agreement pursuant to Section 8.11(c); or (iii) this Agreement is terminated as a result of Seller’s failure or inability to obtain the Seller Approval prior to the Seller Approval Date, then, subject to the Fee Cap, Seller shall reimburse Purchaser for the reasonable out-of-pocket expenses incurred by Purchaser solely in connection with the transactions contemplated by this Agreement, including reasonable legal fees and disbursements, the cost of physical, environmental and other inspections and non-recoverable fees and expenses actually paid to proposed financing sources and hedging counterparties (the “Out-of-Pocket Expenses”), up to an amount, in the aggregate, not to exceed $2,255,000; provided that Purchaser provides documentation reasonably satisfactory to Seller evidencing the nature and amount of such Out-of-Pocket Expenses, and Purchaser provides Seller with a written general release of Seller’s liabilities and obligations under this Agreement and the Hotel upon Seller’s payment of the Out-of-Pocket Expenses.

     (c) Purchaser Default. Upon termination of this Agreement by Seller upon a Purchaser Default, Purchaser and Seller shall direct Escrow Agent to disburse the Earnest Money to Seller within two (2) Business Days after such termination, and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. Purchaser’s obligation to cause Escrow Agent to disburse the Earnest Money to Seller shall survive such termination.

     (d) LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE AND AGREE THAT IF THIS AGREEMENT IS TERMINATED PURSUANT TO SECTION 13.3(c), THE DAMAGES THAT SELLER WOULD SUSTAIN AS A RESULT OF SUCH TERMINATION WOULD BE DIFFICULT IF NOT IMPOSSIBLE TO ASCERTAIN. ACCORDINGLY, THE PARTIES AGREE THAT SELLER SHALL RETAIN THE EARNEST MONEY AS FULL AND COMPLETE LIQUIDATED DAMAGES (AND NOT AS A PENALTY) AS SELLER’S SOLE AND EXCLUSIVE REMEDY FOR SUCH TERMINATION; PROVIDED, HOWEVER, THAT PURCHASER SHALL REMAIN FULLY RESPONSIBLE AND LIABLE HEREUNDER FOR ALL OF PURCHASER’S DUTIES, OBLIGATIONS AND LIABILITIES WHICH EXPRESSLY SURVIVE SUCH TERMINATION.

     (e) Earnest Money. If this Agreement is terminated by Purchaser pursuant to Sections 13.2(i), (ii) or (iii), Escrow Agent shall refund the Earnest Money to Purchaser, and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination.

     (f) Seller Default. If Purchaser terminates this Agreement upon a Seller Default or as a result of a failure of a Purchaser Closing Condition, Escrow Agent shall refund the Earnest Money to Purchaser, and Seller and Purchaser shall have no further rights or obligations under this Agreement, except those which expressly survive such termination. Purchaser and Seller agree that Purchaser’s sole and exclusive remedies upon a Seller Default shall be to: (i) terminate this Agreement pursuant to Section 13.2(iv); (ii) proceed to Closing without any reduction in or setoff against the Purchase Price in which case Purchaser shall be deemed to have waived such Seller Default; or (iii) obtain a court order for specific performance. In the event such Seller Default is intentional with the purpose of not consummating the transaction described in this Agreement, Purchaser may sue for damages; provided, however, that in no event shall the aggregate amount of damages recoverable by Purchaser under this Agreement (inclusive of any amounts recoverable by Purchaser by reason of any Indemnification Loss) exceed the amount of $3,500,000.

     Section 13.4. Seller’s Right to Cure. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not have the right to terminate this Agreement under Section 13.2(iv) for a Seller Default or Section 13.2(iii) for a failure of a Purchaser Closing Condition (a “Purchaser Closing Condition Failure”), unless Purchaser has provided written notice to Seller specifying in reasonable detail the nature of the Seller Default or Purchaser Closing Condition Failure (as the case may be), and Seller has not cured such Seller Default or Purchaser Closing Condition Failure (as the case may be) within ten (10) days after Seller’s receipt of such notice (the “Seller Cure Period”). If the Closing is scheduled to occur within the Seller Cure Period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of the Seller Cure Period. Notwithstanding the foregoing, Seller acknowledges and agrees that the terms of this Section 13.4 shall not apply to any failure by Seller to satisfy Seller’s obligation to make the material deliveries required to be made by it on the Closing Date pursuant to Section 10.3(a) hereof.

     Section 13.5. Purchaser’s Right to Cure. Notwithstanding anything to the contrary in this Agreement, Seller shall not have the right to terminate this Agreement under Section 13.1(iv) for a Purchaser Default or Section 13.1(iii) for a failure of a Seller Closing Condition (a “Seller Closing Condition Failure”), unless Seller has provided written notice to Purchaser specifying in reasonable detail the nature of the Purchaser Default or Seller Closing Condition Failure (as the case may be), and Purchaser has not cured such Purchaser Default or Seller Closing Condition Failure (as the case may be) within ten (10) days after Seller’s receipt of such notice (the “Purchaser Cure Period”). If the Closing is scheduled to occur within the Purchaser Cure Period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of the Purchaser Cure Period. Notwithstanding the foregoing, Purchaser acknowledges and agrees that the terms of this Section 13.5 shall not apply to: (a) any failure by Purchaser to satisfy Purchaser’s obligation to make the material deliveries required to be made by it on the Closing Date pursuant to Section 10.3(b) hereof (including the obligation to pay the Purchase Price), or (b) a breach or default by Purchaser under Section 3.2(a), 3.3, or 16.4.

ARTICLE XIV

RISK OF LOSS

     Section 14.1. Casualty. If, at any time after the date of this Agreement and prior to Closing or earlier termination of this Agreement, the Property or any portion thereof is damaged or destroyed by fire or any other casualty (a “Casualty”), Seller shall give written notice of such Casualty to Purchaser promptly after the occurrence of such Casualty.

     (a) Material Casualty. If the amount of the repair restoration of the Property required by a Casualty equals or exceeds One Million Dollars ($1,000,000) (a “Material Casualty”) and the Casualty was not caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall have the right in its sole discretion to elect, by providing written notice to Seller within ten (10) days after Purchaser’s receipt of Seller’s written notice of such Casualty, to (a) terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2(d), and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (b) proceed to Closing, without terminating this Agreement, in which case Seller shall (i) provide Purchaser with a credit against the Purchase Price in an amount equal to the lesser of: (A) the applicable insurance deductible, and (B) the reasonable estimated costs for the repair or restoration of the Property required by such Casualty, and (ii) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Property or the Business, except those proceeds allocable to lost profits and costs incurred by Seller for the period prior to the Closing. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (b) of this preceding sentence. If the Closing is scheduled to occur within Purchaser’s ten (10) day election period, the Closing Date shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period.

     (b) Non-Material Casualty. In the event of any (i) Casualty which is not a Material Casualty, or (ii) Material Casualty which is caused by Purchaser or Purchaser’s Inspectors, or their respective employees or agents, then Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall (A) provide Purchaser with a credit against the Purchase Price (except if such Casualty is caused by Purchaser or Purchaser’s Inspectors) in an amount equal to the lesser of: (1) the applicable insurance deductible, and (2) the reasonable estimated costs for the repair or restoration required by such Casualty, and (B) transfer and assign to Purchaser all of Seller’s right, title and interest in and to all proceeds from all casualty and lost profits insurance policies maintained by Seller with respect to the Hotel, except those proceeds allocable to any lost profits or costs incurred by Seller for the period prior to the Closing.

     Section 14.2. Condemnation. If, at any time after the date of this Agreement and prior to Closing or the earlier termination of this Agreement, any Governmental Authority commences any condemnation proceeding or other proceeding in eminent domain with respect to all or any portion of the Real Property (a “Condemnation”), Seller shall give written notice of such Condemnation to Purchaser promptly after Seller receives notice of such Condemnation.

     (a) Material Condemnation. If the Condemnation would (i) result in the permanent loss of more than ten percent (10%) of the fair market value of the Land or Improvements, (ii) result in any permanent material reduction of, or restriction in access to, the Land or Improvements, or (iii) have a permanent materially adverse effect on the Business as conducted prior to such Condemnation (a “Material Condemnation”), then Purchaser shall have the right to elect, by providing written notice to Seller within ten (10) days after Purchaser’s receipt of Seller’s written notice of such Condemnation, to (A) terminate this Agreement, in which case the Earnest Money shall be refunded to Purchaser in accordance with Section 3.2(d), and the Parties shall have no further rights or obligations under this Agreement, except those which expressly survive such termination, or (B) proceed to Closing, without terminating this Agreement, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation. If Purchaser fails to provide written notice of its election to Seller within such time period, then Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (B) of the preceding sentence. If the Closing is scheduled to occur within Purchaser’s ten (10) day election period, the Closing shall be postponed until the date which is five (5) Business Days after the expiration of such ten (10) day election period.

     (b) Non-Material Condemnation. In the event of any Condemnation other than a Material Condemnation, Purchaser shall not have the right to terminate this Agreement, but shall proceed to Closing, in which case Seller shall assign to Purchaser all of Seller’s right, title and interest in all proceeds and awards from such Condemnation.

ARTICLE XV

SURVIVAL, INDEMNIFICATION AND RELEASE

     Section 15.1. Survival. Except as expressly set forth in this Agreement, all representations, warranties, covenants, liabilities and obligations shall be deemed (i) if the Closing occurs, to merge in the Deed and not survive the Closing, or (ii) if this Agreement is terminated, not to survive such termination.

     (a) Survival of Representations and Warranties. If this Agreement is terminated, the representations and warranties in Sections 7.1(q) and 7.2(d) shall survive such termination for a period commencing on the date of such termination and expiring at 5:00 p.m. (Eastern Time) on the date which is one hundred eighty (180) days after such termination. If the Closing occurs, the representations and warranties of Seller and the representations and warranties of Purchaser in this Agreement shall survive the Closing for a period commencing on the Closing Date and expiring at 5:00 p.m. (Eastern Time) on the date which is one hundred eighty (180) days after the Closing Date.

     (b) Survival of Covenants and Obligations. If this Agreement is terminated, the covenants and obligations to be performed by the Parties under Sections 3.2(c), 3.2(d), 3.2(e), 8.1, 8.14(b)(ii), 8.14(c), 8.14(e), 11.4, 13.3 (except as otherwise provided in said Section 13.3) and the second to last sentence of Section 8.3 shall survive such termination for a period commencing on the date of such termination and expiring at 5:00 p.m. (Eastern Time) on the date which is one hundred eighty (180) days after such termination. If the Closing occurs, the covenants and obligations to be performed by the Parties under Sections 3.4, 8.3, 8.4, 8.5, 8.7,

8.8, 8.9, 8.14(e), 11.2(a) (except for the obligations set forth in the proviso at the end of the last sentence thereof, which shall survive the Closing for the period specified therein), 11.2(e), 11.2(f), 11.2(g), 11.2(l), 11.2(n), 11.3(b), 11.4, 12.1 and 16 shall survive the Closing for a period commencing on the Closing Date and expiring at 5:00 p.m. (Eastern Time) on the date which is one hundred eighty (180) days after the Closing Date. Any covenant or obligation herein which, by its express terms, is to survive the Closing or termination of this Agreement, but which is not referenced above in this Section 15.1(b) or in Section 15.1(a) above, or for which a specific survival period is not otherwise provided for in this Agreement, shall survive the Closing for a period commencing on the Closing Date or date of termination of this Agreement (as applicable) and expiring at 5:00 p.m. (Eastern Time) on the date which is one hundred eighty (180) days thereafter. Notwithstanding the foregoing: (i) the provisions of Section 13.3(a)(iii) shall survive the termination of this Agreement for a period of fifteen (15) months, and (ii) the provisions of Section 8.6 shall survive the Closing for a period of two (2) years.

     (c) Survival of Indemnification. For purposes hereof, the term “Survival Period” shall mean the period that any representation, warranty or covenant survives termination or the Closing as set forth in this Agreement. This Article XV and all other rights and obligations of defense and indemnification as expressly set forth in this Agreement shall survive the Closing or termination of this Agreement for the relevant Survival Period (as provided herein).

     Section 15.2. Indemnification by Seller. Subject to the limitations set forth in Article VI, Sections 15.1, 15.4, 15.5, 15.6, 15.8, 15.9 and any other express provision of in this Agreement, Seller shall indemnify and hold harmless the Purchaser Indemnitees from and against any Indemnification Loss incurred by any Purchaser Indemnitee to the extent resulting from (i) the breach of any express representations or warranties of Seller in this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be), (ii) the breach by Seller of any of its covenants or obligations under this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be) and (iii) any litigation or claim relating to the matters disclosed on Schedule 7.1(g).

     Section 15.3. Indemnification by Purchaser. Subject to the limitations set forth in Sections 15.1, 15.4, 15.5 and 15.6, Purchaser shall indemnify and hold harmless the Seller Indemnitees from and against any Indemnification Loss incurred by any Seller Indemnitee to the extent resulting from (i) any breach of any representations or warranties of Purchaser in this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be), and (ii) any breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be).

     Section 15.4. Limitations on Indemnification Obligations.

     (a) Failure to Provide Notice within Survival Period. Notwithstanding anything else to the contrary in this Agreement, an Indemnitee which is seeking defense or indemnification for any Indemnification Loss shall be entitled to indemnification for such Indemnification Loss only if the Indemnitee has given written notice to the Indemnitor in accordance with Section 15.5(a) prior to the expiration of the applicable Survival Period.

     (b) Indemnification Deductible and Cap. Notwithstanding anything to the contrary in this Agreement, Seller shall be not be required to provide indemnification to the Purchaser Indemnitees pursuant to Sections 15.2(i) and (ii) to the extent that the aggregate amount of all Indemnification Losses incurred by the Purchaser Indemnitees for which Purchaser otherwise would be entitled to indemnification (i) does not exceed $290,000 (the “Indemnification Deductible”), or if such Indemnification Losses exceed the Indemnification Deductible, Purchaser shall not be entitled to defense or indemnification for any amount up to the Indemnification Deductible, or (ii) exceeds $3,500,000 (the “Indemnification Cap”); provided however, that the Indemnification Deductible and the Indemnification Cap shall not apply to Seller’s indemnification obligations set forth in Sections 8.8, 8.16 and 15.2(iii) hereof, or to a breach of the covenants and obligations of Seller set forth in Article XI hereof.

     (c) Failure to Provide Timely Notice of Indemnification Claim. Notwithstanding anything to the contrary in this Agreement, an Indemnitee shall not be entitled to defense or indemnification to the extent the Indemnitee’s failure to promptly notify the Indemnitor in accordance with Section 15.5(a), (i) prejudices the Indemnitor’s ability to defend against any Third-Party Claim on which such Indemnification Claim is based, or (ii) increases the amount of Indemnification Loss incurred in respect of such indemnification obligation of the Indemnitor.

     (d) Effect of Taxes, Insurance or Other Reimbursement. Notwithstanding anything to the contrary in this Agreement, the amount of any Indemnification Loss for which indemnification is provided to an Indemnitee under this Article XV shall be net of any tax benefits realized or insurance proceeds received by such Indemnitee in connection with the Indemnification Claim, or any other third-party reimbursement. The Indemnitee shall use commercially reasonable efforts to realize any tax benefit, collect any insurance proceeds or obtain any third-party reimbursement with respect to such Indemnification Claim, and if such tax benefits, insurance proceeds or reimbursement are realized or obtained by the Indemnitee after the Indemnitor has paid any amount in respect of an Indemnification Loss to the Indemnitee, the Indemnitee shall reimburse the amount realized or collected by the Indemnitee up to the amount received from the Indemnitor for such Indemnification Loss, less the reasonable costs of collection, including reasonable attorneys’ fees.

     Section 15.5. Indemnification Procedure.

     (a) Notice of Indemnification Claim. If any of the Seller Indemnitees or Purchaser Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to defense or indemnification under Sections 8.14(e), 15.2 or 15.3 or any other express provision in this Agreement (each, an “Indemnification Claim”), the Party required to provide defense indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to defend, indemnify and hold harmless such Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor promptly after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a Third-Party Claim is made on which such Indemnification Claim is based, describing in reasonable detail such facts and circumstances or Third-Party Claim with respect to such Indemnification Claim.

     (b) Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a Third-Party Claim and is disputed by the Indemnitor,

the dispute shall be resolved by litigation or other means of alternative dispute resolution as the Parties may agree in writing.

     (c) Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a Third-Party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such Third-Party Claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in a cost efficient manner, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such Third-Party Claim, and (iii) the Indemnitor shall not enter into any writing stating any admission of liability or culpability or any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. Indemnitor will not be obligated hereunder for indemnifying the Indemnitee with respect to any settlement agreement for any Indemnification Claim which the Indemnitee enters into without the Indemnitor’s prior written consent, which consent may be withheld in Indemnitor’s sole discretion. If the Indemnitor elects not to assume the defense of such Third-Party Claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in a cost-efficient manner.

     (d) Accrual of Indemnification Obligation. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which (i) does not involve a Third-Party Claim but is disputed by Indemnitor until such time as such dispute is resolved by court order or order by an applicable authority with competent jurisdiction, written agreement or other means as the Parties otherwise may agree in writing, or (ii) which involves a Third-Party Claim until such time as such Third-Party Claim is concluded, including any appeals with respect thereto.

     Section 15.6. Exclusive Remedy for Indemnification Loss. Except as otherwise provided in Section 13.3, and except for claims based on fraud, the indemnification provisions in this Article XV shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Indemnification Loss arising from or in connection with this Agreement.

     Section 15.7. Indemnification Obligations. So long as Seller has indemnification obligations under Article XV of this Agreement or, if Seller has received timely notice of an Indemnification Claim, until such Indemnification Claim has been resolved, WHLP shall guaranty Seller’s indemnification obligations and WHLP shall maintain sufficient net worth from and after Closing to satisfy such obligations.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

     Section 16.1. Notices.

     (a) Method of Delivery. All notices, requests, demands and other communications required to be provided by any Party under this Agreement (each, a “Notice”) shall be in writing and delivered, at the sending Party’s cost and expense, by (i) personal delivery, (ii) Federal Express or other reputable overnight courier service, or (iii) facsimile transmission, with a verification copy sent on the same day by any of the methods set forth in clauses (i) or (ii) to the recipient Party at the following address or facsimile number:

If to Seller:

c/o Starwood Hotels & Resorts Worldwide, Inc.
Attn:	Thomas Smith, Senior
Vice President, Portfolio Management
1111 Westchester Avenue
White Plains, New York 10604-3500
Facsimile No.: (914) 640-2637

With a copy to:

Sidley Austin Brown & Wood LLP
Bank One Plaza
10 S. Dearborn Street
Chicago, IL 60603
Attn: Michael Gordon and Anthony J. Aiello
Facsimile No.: (312) 853-7036

If to WHLP:

c/o Starwood Hotels & Resorts Worldwide, Inc.
Attn:	Thomas Smith, Senior
Vice President, Portfolio Management
1111 Westchester Avenue
White Plains, New York 10604-3500
Facsimile No.: (914) 640-2637

With a copy to:

Sidley Austin Brown & Wood LLP
Bank One Plaza
10 S. Dearborn Street
Chicago, IL 60603
Attn:	Michael Gordon and Anthony J. Aiello
Facsimile No.: (312) 853-7036

If to Purchaser:

JER Partners Acquisitions III, LLC
1650 Tysons Blvd., Suite 1600
McLean, VA 22102
Attn: Gerald R. Best
Facsimile No. (703) 714-8100

With a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn: Gregory J. Ressa
Facsimile No. (212) 455-2502

     (b) Receipt of Notices. All Notices sent by a Party (or its counsel pursuant to Section 16.1(d)) under this Agreement shall be effective upon (i) delivery, personally or by facsimile, as the case may be, to the address or facsimile number of the recipient Party, provided that such delivery is made prior to 5:00 p.m. (local time for the recipient Party) on a Business Day, otherwise the following Business Day, or (ii) the attempted delivery, personally or by facsimile, as the case may be, of such Notice if (A) such recipient Party refuses delivery of such Notice, or (B) such recipient Party is no longer at such address or facsimile number, and such recipient Party failed to provide the sending Party with its current address or facsimile number pursuant to Section 16.1(c), or (iii) one (1) Business Day after such Notice is deposited with an overnight delivery service for overnight delivery.

     (c) Change of Address. The Parties and their respective counsel shall have the right to change their respective address and/or facsimile number for the purposes of this Section 16.1 by providing a Notice of such change in address and/or facsimile number as required under this Section 16.1.

     (d) Delivery by Party’s Counsel. The Parties agree that the attorneys for such Party shall have the authority to deliver Notices on such Party’s behalf to the other Party hereto.

     Section 16.2. No Recordation. Purchaser shall not record this Agreement, nor any memorandum or other notice of this Agreement, in any public records. Purchaser hereby grants a power of attorney to Seller (which power is coupled with an interest and shall be irrevocable) to execute and record on behalf of Purchaser a memorandum or other notice removing this Agreement or any memorandum or other notice of this Agreement from the public records, or evidencing the termination of this Agreement.

     Section 16.3. Time is of the Essence. Time is of the essence of this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, if the time period for the performance of any covenant or obligation, satisfaction of any condition or delivery of any Notice or item required under this Agreement shall expire on a day other than a Business Day, such time period shall be extended automatically to the next Business Day.

     Section 16.4. Assignment. Purchaser shall not assign this Agreement or any interest therein to any Person, without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. Notwithstanding the foregoing, Purchaser shall have the right to designate any Affiliate of Purchaser (provided such Affiliate remains an Affiliate of Purchaser) as its nominee to receive title to the Property, or assign all (and not less than all) of its right, title, interest and obligations in, to and under this Agreement to any Affiliate of Purchaser by providing written notice to Seller no later than ten (10) days prior to the Closing; provided, however, that (a) such Affiliate remains an Affiliate of Purchaser, (b) Purchaser shall not be released from any of its liabilities and obligations under this Agreement by reason of such designation or assignment, and (c) such designation or assignment shall not be effective until Purchaser has provided Seller with a fully executed copy of such designation or assignment and assumption instrument, which shall (i) provide that Purchaser and such designee or assignee shall be jointly and severally liable for all liabilities and obligations of Purchaser under this Agreement, (ii) provide that Purchaser and its designee or assignee agree to pay any additional transfer tax as a result of such designation or assignment, (iii) include a representation and warranty in favor of Seller that all representations and warranties made by Purchaser in this Agreement are true and correct with respect to such designee or assignee as of the date of such designation or assignment, and will be true and correct as of the Closing, and (iv) otherwise be in form and substance reasonably satisfactory to Seller.

     Section 16.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns.

     Section 16.6. Third Party Beneficiaries. This Agreement shall not confer any rights or remedies on any Person other than (i) the Parties, WHLP and their respective successors and permitted assigns, and (ii) any Indemnitee to the extent such Indemnitee is expressly provided any right of defense or indemnification in this Agreement (but without limiting any of the obligations of the Manager under the Management Agreement).

     Section 16.7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY PRINCIPLES REGARDING CONFLICT OF LAWS.

     Section 16.8. Severability. If any term or provision of this Agreement is held to be or rendered invalid or unenforceable at any time in any jurisdiction, (i) such term or provision shall not affect the validity or enforceability of any other terms or provisions of this Agreement, or the validity or enforceability of such affected term or provision at any other time or in any other jurisdiction, and (ii) in lieu of each term or provision that is invalid or unenforceable, a term or provision shall be added as part of this Agreement as similar as possible to such invalid or unenforceable term or provision while being valid and enforceable.

     Section 16.9. JURISDICTION AND VENUE. ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT SHALL BE CONDUCTED IN THE NEW YORK STATE SUPREME COURT IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, IN THE STATE OF NEW YORK, AND SELLER (FOR ITSELF AND ALL SELLER INDEMNITEES) AND

PURCHASER (FOR ITSELF AND ALL PURCHASER INDEMNITEES) HEREBY SUBMIT TO JURISDICTION AND CONSENT TO VENUE IN SUCH COURTS, AND WAIVE ANY DEFENSE BASED ON FORUM NON CONVENIENS.

     Section 16.10. WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY LITIGATION OR OTHER COURT PROCEEDING WITH RESPECT TO ANY MATTER ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT.

     Section 16.11. Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any Party to enforce its rights under this Agreement against any other Party, all fees, costs and expenses, including reasonable attorneys fees and court costs, incurred by the prevailing Party in such litigation, action, arbitration or proceeding shall be reimbursed by the losing Party; provided, that if a Party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such Party on an equitable basis.

     Section 16.12. Incorporation of Recitals, Exhibits and Schedules. The recitals to this Agreement, and all exhibits and schedules (as amended, modified and supplemented from time to time pursuant to Section 16.13) referred to in this Agreement are incorporated herein by such reference and made a part of this Agreement. Any matter disclosed in any schedule to this Agreement shall be deemed to be incorporated in all other schedules to this Agreement.

     Section 16.13. Updates of Schedules. Notwithstanding anything to the contrary in this Agreement, Seller shall have the right to amend and supplement any schedule to this Agreement (other than Schedule 3.4) from time to time without Purchaser’s consent to the extent that (i) such schedule needs to be amended or supplemented to maintain the truth or accuracy of the applicable representation or warranty or the information disclosed therein, (ii) Seller did not have Knowledge as of the time the original schedule was delivered to Purchaser of the matter being disclosed in such amendment or supplement, by providing a written copy of such amendment or supplement to Purchaser, and (iii) the event or circumstances that results in the amendment or supplement to such schedule did not occur prior to the execution of this Agreement (or, in the case of any representation or warranty which is qualified to the Seller’s Knowledge, Seller did not have Knowledge of such event or circumstance prior to the execution of this Agreement). If Seller makes any amendment or supplement to the schedules other than to reflect matters permitted under this Agreement or for matters otherwise consented to by Purchaser (a “Post-Execution Disclosure”), then, within ten (10) Business Days of Purchaser’s receipt of Seller’s written notice hereof, Purchaser shall elect (as its sole right and remedy) by providing written notice to Seller to either (A) terminate this Agreement pursuant to Section 13.2(iii) as a result of such Post-Execution Disclosure if, and only if, the corresponding representation or warranty or other information (when taken individually or in the aggregate with all other Post-Execution Disclosures) would be untrue or incorrect in any material respect in the absence of such Post-Execution Disclosure which is amended or supplemented by such Post-Execution Disclosure and would result, after Closing, in a material adverse effect to Purchaser’s ownership of the Property or the conduct of the Business or to the value of the Property or the Business, or (B) proceed to Closing (without any reduction, credit or offset to the Purchase Price) notwithstanding such Post-

Execution Disclosure, the corresponding representation, warranty or other information shall be deemed qualified by such Post-Execution Disclosure for the purposes of limiting the defense and indemnification obligations of Seller under this Agreement. If Purchaser does not provide Seller with Purchaser’s written election within such time period, Purchaser shall be deemed to have elected to proceed to Closing pursuant to clause (B) of the preceding sentence.

     Section 16.14. Entire Agreement. This Agreement sets forth the entire understanding and agreement of the Parties hereto, and shall supersede the and any other agreements and understandings (written or oral) between the Parties on or prior to the date of this Agreement with respect to the transaction described in this Agreement, other than the Access Agreement and the Confidentiality Agreement. Notwithstanding the foregoing, to the extent that the terms and provisions of this Agreement conflict with any terms and provisions of the Access Agreement or the Confidentiality Agreement, the terms and provisions of this Agreement shall control.

     Section 16.15. Amendments, Waivers and Termination of Agreement. Except as set forth in Section 16.13, no amendment or modification to any terms or provisions of this Agreement, waiver of any covenant, obligation, breach or default under this Agreement or termination of this Agreement (other than as expressly provided in this Agreement), shall be valid unless in writing and executed and delivered by each of the Parties.

     Section 16.16. Not an Offer. The delivery by Seller of this Agreement executed by Seller shall not constitute an offer to sell the Property, and Seller shall have no obligation to sell the Property to Purchaser, unless and until all Parties have executed and delivered this Agreement to all other Parties.

     Section 16.17. Execution of Agreement. A Party may deliver executed signature pages to this Agreement by facsimile transmission to any other Party, which facsimile copy shall be deemed to be an original executed signature page. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the Parties had signed the same signature page.

     Section 16.18. Actual Damages. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY OR THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS, OR ANY OF THEM, BE LIABLE TO THE OTHER PARTY, WHETHER IN TORT, CONTRACT OR OTHERWISE FOR ANY SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS. THE PARTIES’ LIABILITY HEREUNDER SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES, AND ALL OTHER DAMAGES AT LAW OR IN EQUITY ARE WAIVED. THE LIMITATIONS ON DAMAGES SPECIFIED IN THIS SECTION 16.18 ARE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. THE PROVISIONS OF THIS SECTION 16.18 SHALL SURVIVE THE CLOSING OR EARLIER TERMINATION OF THIS AGREEMENT.

     Section 16.19. Miscellaneous. The covenants, liabilities and obligations contained in Article XVI shall survive the Closing or termination of this Agreement.

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Signatures on following pages

     IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered in its name by a duly authorized officer or representative.

SELLER:

THE WESTIN CHICAGO LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	909 North Michigan Avenue
Corporation, a Delaware corporation

Its:	General Partner

By: /s/ Alan Schnaid
	Name:	Alan Schnaid
	Title:	Vice President

PURCHASER:

JER PARTNERS ACQUISITIONS III, LLC,
a Delaware limited liability company

By: /s/ Gerald R. Best
Name: Gerald R. Best
Title: Vice President & Counsel

Westin Hotel Limited Partnership executes this Agreement solely for the purposes of acknowledging and agreeing to its obligations under Sections 3.2(a), 8.1(a), 8.1(b), 8.9, 8.10 and 15.7 of this Agreement.

WESTIN HOTELS LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Westin Realty Corporation, a Delaware Corporation

Its	General Partner

By: /s/ Alan Schnaid
Name: Alan Schnaid
Title: Vice President